    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 14, 2001

                                                      REGISTRATION NO. 333-49758
--------------------------------------------------------------------------------




                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                         AMENDMENT NUMBER 1 TO FORM SB-2


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     DEMARCO ENERGY SYSTEMS OF AMERICA, INC.
               (Exact name of registrant as specified in charter)


             UTAH                             3585                     87-0392000
             ----                             ----                     ----------
(State or other jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)     Classification Code Number)      Identification No.)


                  12885 HWY 183, STE 108-A, AUSTIN, TEXAS 78750
                  ---------------------------------------------
                                 (512) 335-1494
                                 --------------
         (Address and telephone number of principal executive offices)

                  12885 HWY 183, STE 108-A, AUSTIN, TEXAS 78750
                  ---------------------------------------------
                                 (512) 335-1494
                                 --------------
(Address of principal place of business or intended principal place of business)


              VICTOR DEMARCO, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            12885 HWY 183, STE 108-A
                               AUSTIN, TEXAS 78750
                                 (512) 335-1494
            (Name, Address and Telephone Number of Agent for Service)

                                    Copy to:
                                CURTIS R. ASHMOS
                            LOCKE LIDDELL & SAPP LLP
                             100 CONGRESS, SUITE 300
                               AUSTIN, TEXAS 78701
                                 (512) 305-4716


Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

                 ----------------------------------------------

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 check the following box. [ ]


                                        CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
  Title of Each Class of     Amount to be     Proposed Maximum       Proposed Maximum
     Securities to be         Registered      Offering Price Per     Aggregate Offering      Amount of
        Registered                                  Share                    Price          Registration Fee
------------------------------------------------------------------------------------------------------------
   Common Stock, $.0001       22,826,086           $0.23 (1)         $5,250,000 (1)            $1,386.00
       par value               shares
------------------------------------------------------------------------------------------------------------


(1) Estimated in accordance with Rule 457(c) of the Securities Act of 1933 solely for the purpose of calculating the registration fee based upon the last sale reported for the Common Stock on the OTC EBB on November 7, 2000.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                     DEMARCO ENERGY SYSTEMS OF AMERICA, INC.
--------------------------------------------------------------------------------

                              CROSS-REFERENCE SHEET
                   (BETWEEN ITEMS OF FORM SB-2 AND PROSPECTUS)


            FORM SB-2 ITEM NO. AND CAPTION                                   PROSPECTUS CAPTIONS
            ------------------------------                                   -------------------
1.       Front of Registration Statement and
         Outside Front Cover of Prospectus                             Front Cover Page

2.       Inside Front and Outside Back Cover Pages
         Of Prospectus                                                 Inside Front Cover Page

3.       Summary Information and Risk Factors                          Prospectus Summary; The Company; Risk Factors

4.       Use of Proceeds                                               Use of Proceeds

5.       Determination of Offering Price                               Not Applicable

6.       Dilution                                                      Not Applicable

7.       Selling Security Holders                                      Selling Stockholders

8.       Plan of Distribution                                          Front Cover Page; Plan of Distribution

9.       Legal Proceedings                                             Business

10.      Directors, Executive Officers, Promoters
         and Control Persons                                           Management; Selling Stockholders

11.      Security Ownership of Certain Beneficial                      Security Ownership of Certain Beneficial
         Owners and Management                                         Owners and Management

12.      Description of Securities                                     Description of Capital Stock

13.      Interest of Named Experts and Counsel                         Experts

14.      Disclosure of Commission Position on Indemnification          Description of Capital Stock
         for Securities Act Liabilities

15.      Organization Within Last Five Years                           The Company; Business

16.      Description of Business                                       Business

17.      Management's Discussion and Analysis or Plan                  Management's Discussion and Analysis of
         of Operation                                                  Results of Operations

18.      Description of Property                                       Business

19.      Certain Relationships and Related Transactions                Certain Transactions

20.      Market for Common Equity and Related Stockholder              Front Cover Page; Description of Capital Stock;
         Matters                                                       Selling Stockholders

21.      Executive Compensation                                        Management

22.      Financial Statements                                          Index to Financial Statements

23.      Changes in and Disagreements With Accountants                 Not Applicable
         on Accounting and Financial Disclosure

                                   PROSPECTUS

                                22,826,086 Shares


                     DEMARCO ENERGY SYSTEMS OF AMERICA, INC.
                                  Common Stock

                  ---------------------------------------------

This Prospectus relates to the offering for resale of 22,826,086 shares of Common Stock, par value $.0001 per share (the "Common Stock"), of DeMarco Energy Systems of America, Inc. (the "Company"). All of the Common Stock being registered may be offered and sold from time to time by certain selling stockholders of the Company. See "Selling Stockholders" and "Plan of Distribution". The Company will not receive any proceeds from the sale of the Common Stock by the Selling Stockholders.


The Common Stock is traded in the over-the-counter market and quoted on the OTC EBB under the symbol "DMES" and quoted in the pink sheets published by the National Quotations Bureau. On January 31, 2001, the last reported sale price for the Company's Common Stock on the OTC EBB was $0.19 per share.


                  ---------------------------------------------

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 6.

                  ---------------------------------------------

                       Neither the Securities and Exchange
           Commission nor any state securities commission has approved or disapproved these securities or determined if this
          Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  ---------------------------------------------

The Company has not authorized any person, agent or entity to give any information or make any representation other than those contained in this Prospectus (including material incorporated by reference herein). You should not rely on any such information or representation as having been authorized by the Company. This Prospectus is not an offer to sell the securities and it is not soliciting an offer to buy the securities in any state where offers or sales are not permitted.


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not offered to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sell is not permitted.


                The date of this Prospectus is February 14, 2001

                                TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----

Prospectus Summary ................................................     6
Risk Factors ......................................................     7
Use of Proceeds ...................................................     8
Management's Discussion and Analysis of Results of Operations .....     8
Business ..........................................................    12
Management ........................................................    20
Security Ownership of Certain Beneficial Owners and Management ....    21
Selling Stockholders ..............................................    22
Certain Transactions ..............................................    23
Description of Capital Stock ......................................    24
Market for Common Stock ...........................................    26
Plan of Distribution ..............................................    26
Legal Matters .....................................................    28
Experts ...........................................................    28
Additional Information ............................................    28
Index to Financial Statements .....................................    F-1

                               PROSPECTUS SUMMARY



                                   THE COMPANY


DeMarco Energy Systems of America, Inc. (or, "DeMarco Energy "), provides energy solutions for commercial and residential applications. We sell a highly efficient heating/cooling system called the "Energy Miser". The Energy Miser is a patented geothermal heat pump system utilizing the municipal water main or any other underground piping loop to heat, cool and provide domestic hot water for buildings. Based on the results from our limited prototype installations and a Department of Energy study, we believe these heat pumps are from 30% to 70% more efficient than other methods for heating and air conditioning (See "Business"). Monthly operating costs are significantly lower than other methods.

In two of our initial prototype installations in South Dakota, the Energy Miser reduced the annual energy cost to air condition and heat a facility by 36% at one location and 72% at the other site. Since our inception we have installed eleven of our Energy Miser systems in five states (See "Business"). We do not have baseline information from the other installations from which we can measure reductions in energy consumption because they are new installations. We cannot assure you that a specific percentage savings will occur in future installations of our system.

We derive our revenue in the form of royalties from sales of the Energy Miser system. We have an exclusive brand name agreement with Florida Heat Pump Manufacturing Inc. ("FHP") located in Florida. FHP manufactures the units, labels them with the DeMarco Energy Miser name and sells them through their existing dealer/distributor network. Since the origination of this agreement (September 14, 1990) to date there have been a minimal number of units sold. We believe this lack of sales was due to distributors and dealers not having adequate engineering instruction manuals in order to demonstrate or promote the system to prospective customers. In August of 2000, we completed the engineering manual and have developed a marketing and promotion program that introduces the manual to FHP's sales representatives and distribution network (See "BUSINESS").

The mailing address of our principal executive office is P.O. Box 201057, Austin, Texas 78720-1057 and the telephone number is (512) 335-1494.

                                  RISK FACTORS


An investment in our Common Stock is speculative and involves a substantial degree of risk. Investors should carefully consider, along with other information in this Prospectus, the following considerations and risks in evaluating an investment in our Common Stock. You should not purchase any Common Stock unless you can afford to lose your entire investment.

WE HAVE A LIMITED OPERATING HISTORY AND HAVE NEVER BEEN PROFITABLE. Since our inception in 1983 up to the date of this Prospectus our revenues have been almost non-existent. We own a patent for our Energy Miser cooling/heating system and we anticipate generating revenue in the form of royalty fees for the sale of these systems. If future sales do not occur, investors in our common stock will likely lose their entire investment.

WE HAVE ACCUMULATED A DEFICIT AND ANTICIPATE FUTURE LOSSES. From inception through December 31, 2000, we had generated immaterial revenues and had an accumulated deficit in the amount of $2,732,879. The products scheduled for manufacturing and distribution will require significant marketing expenditures that, together with projected general and administrative expenses, may cause operating losses for the near future. If operating losses continue, shareholders could lose their entire investment.

WE WILL NEED ADDITIONAL FUNDING AND TO DATE WE HAVE NOT BEEN ABLE TO RAISE SIGNIFICANT FUNDS THROUGH TRADITIONAL CAPITAL MARKETS. We are in the process of issuing a series of convertible debentures because we have found it difficult to sell our common stock as a means to raise funds for expansion (See "Liquidity and Capital Resources"). However, we will need to seek additional capital through public or private sales of our securities, including equity or debt securities, in order to fund our activities on a long-term basis. We may not be able to obtain adequate funds, whether through financial markets or collaborative arrangements with strategic partners or from other sources, on acceptable terms when needed. If we are successful in raising additional capital, investors and shareholders could face substantial dilution of their investments.

OUR DEBT-HOLDERS HAVE A SECURITY INTEREST IN ALL OF OUR ASSETS. In September 2000 we agreed to issue $1,500,000 in 10% Secured Convertible Debentures. These Debentures are secured by virtually all of the Company's assets and intellectual property. If we default upon the repayment terms of these debentures, our assets would become subject to foreclosure and it would be very difficult to remain a going concern.

OUR BUSINESS IS DEPENDENT ON ACCEPTANCE BY GOVERNMENT REGULATORS. A significant obstacle confronted by DeMarco Energy in the marketing of the Energy Miser has been governmental interpretation and regulation. In most instances, we need to be able to interface with public water supplies in order for our customers to receive the benefits of our system. Some government regulators have been resistant in allowing us to tap into public water mains for fear of contamination of the water. We believe such fears are unfounded but if government constraints continue it will limit the markets we can compete in and our shareholders would be adversely affected (See "Government Regulation").

OUR ENERGY MISER SYSTEM, WHICH IS THE BASIS OF OUR BUSINESS, COULD EXPIRE BEFORE WE COULD GAIN MARKET ACCEPTANCE. We only have approximately five years remaining on our patent for our Energy Miser system. Our patent expires in September 2005. In addition, the technology involved under this patent for the Energy Miser system could become obsolete due to government regulations, manufacturing cost constraints, new innovations created by competitors or any other reason. Should this technology become unmarketable, our operations and financial condition will be adversely affected.

WE FACE STRONG COMPETITION THAT WE MAY NOT BE ABLE TO OVERCOME. Our Energy Miser system has many competitors, many of whom are large with well-known brands and manufacture their own systems. Some of our larger competitors include Trane, Carrier, York and Dunn & Bush. These competitors use cooling tower boiler applications that we believe are inferior to our municipal water geothermal applications, but because of the relative financial strength of these competitors, we may not be afforded the opportunity to demonstrate the advantages of our system over competitors' systems and as such, sales will not materialize and shareholder investments could be lost.

WE ARE DEPENDENT ON OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER AND NEED TO HIRE ADDITIONAL KEY EMPLOYEES. Our operations are dependent on Victor DeMarco, President, Chief Executive Officer and a significant shareholder. We have no Chief Financial Officer or other executive officers. If Mr. DeMarco were to expire or become incapacitated, there is currently no successor who could execute our business plan.

WE DO NOT HAVE ADEQUATE MARKETING AND SALES EXPERIENCE AND OUR FUTURE SUCCESS WILL IN PART BE BASED ON OUR ABILITY TO HIRE EMPLOYEES WITH ADEQUATE BACKGROUNDS IN THESE AREAS. We will need to recruit qualified personnel and representatives for the purpose of marketing our Energy Miser system. If we are unsuccessful in attracting qualified personnel we will not be able to increase sales significantly and we will remain unprofitable.

IF OUR PRODUCTS FAIL WE COULD BECOME SUBJECT TO PRODUCT LIABILITY CLAIMS, FOR WHICH WE ARE NOT ADEQUATELY INSURED. If we develop and install our products, we may be exposed to product liability claims. We might also be required to indemnify manufacturing affiliates against any product liability claims incurred by them as a result of products developed by us under agreements with these affiliates. We currently do not carry adequate product liability insurance. If we experience an uninsured or inadequately insured product liability claim, our business and financial condition as well as investor value would be materially adversely affected.

OUR COMMON STOCK PRICE COULD BE ADVERSELY AFFECTED UPON CONVERSION OF THE CONVERTIBLE DEBENTURES. If our debenture holders elect to convert their debt into shares of our common stock at a substantial discount to the market price at the time of conversion, which they are entitled to do, the market price of our stock could decrease dramatically and adversely affect the value of our current and future shareholders' investments. If due to decreases in our stock price our debenture holders are able to convert their debentures into the number of shares registered pursuant to this registration statement, our outstanding shares would double.

FORWARD-LOOKING INFORMATION

From time to time, we or our representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but not limited to, press releases, oral statements made with the approval of an authorized executive officer or in various filings made by us with the Securities and Exchange Commission. Words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project or projected", or similar expressions are intended to identify "forward-looking statements". Such statements are qualified in their entirety by reference to and are accompanied by the above discussion of certain important factors that could cause actual results to differ materially from such forward-looking statements.



                                 USE OF PROCEEDS


We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.



          MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS


The financial information set forth in the following discussion should be read in conjunction with, and qualified in its entirety by, the financial statements of DeMarco Energy included elsewhere herein.


FINANCIAL CONDITION AND CHANGES IN FINANCIAL CONDITION

OVERALL OPERATING RESULTS:

Fiscal year ended June 30, 2000 compared to fiscal year ended June 30, 1999:


We had net royalty revenues of $22,000 for the fiscal year ended June 30, 2000. Prior year royalty revenues were $3,000. We anticipate that increased marketing efforts in the future will generate ample revenues to sustain the anticipated growth of DeMarco Energy. Marketing expenses for the current fiscal year amounted to approximately $39,000. Prior year marketing expenses were approximately $11,000.These expenses were incurred primarily in the development of the Energy Miser Engineering Manual. It is anticipated that the development and distribution of this manual will aid sales representatives in their presentations to prospective customers and therefore lead to increased sales of our systems. In addition, we expect to see increased revenue upon the initiation of the PG&E Energy Services (now a subsidiary of Chevron Corporation), contract with the Council of Governments in Washington, D.C. (See "Recent Developments"). We can give no assurances that such sales will occur. Operating expenses and interest expenses increased $27,000 or 10% to $293,000 as compared to the prior year expenses of $266,000. The primary areas where expenses increased were in legal fees, which increased to $36,000 for the current year as opposed to $14,000 for the prior year. These fees were incurred in connection with the recent patent application and in registering our securities pursuant to the Securities Exchange Act of 1934 in November 1999. Other expense items which increased during the current year were accounting fees incurred with the audit of our financials. These fees were $21,000 for the current period as compared to $11,000 for June 1999. We also increased expenditures for advertising from $2,000 in 1999 to $27,000 for 2000. These expenses were for updating our advertising brochures. Travel also increased from $12,000 for the prior year to $27,000 for the current period. These travel expense increases were incurred in conjunction with attending more trade shows and evaluating acquisition prospects.

Other income was $0 for the current year as compared to $10,000 for the prior year. In the prior year we paid $50,000 earnest money to an acquisition target for exclusive rights to negotiate the acquisition. The contract provided for full refund of the earnest money, secured by the accounts receivable of the target company, if the acquisition could not be completed. The acquisition was never completed, and we exercised our right to a refund of the earnest money. Ultimately, we collected $60,000 as refund of the earnest money which included $10,000 as reimbursement of expenses which was included in other income.

We incurred a net loss for the current fiscal year of $271,000 as compared to a net loss of $187,000 from continuing operations for the prior fiscal year. We continue to closely monitor expenses and anticipate focusing our expenditures on marketing efforts for the foreseeable future. The prior year loss includes a one-time gain of $66,000, included in extraordinary items, for the forgiveness of debt owed to the former majority shareholder, Louis DeMarco. The loss from continuing operations for the fiscal year ended June 30, 1999 would have been $253,000 if that gain had been excluded.

One sale was completed during the first quarter of fiscal year 2000. The U.S. Government authorized the Marine Air Station in Beaufort, South Carolina to purchase the DeMarco Energy Miser heating and cooling system and employ the base's water main. The gross sale for the system was $220,000, and during the second quarter of calendar year 2000, we received royalty compensation of $21,906. DeMarco Energy and FHP have previously agreed to a standard royalty fee of twenty percent, however, under certain circumstances, and with our prior approval, this fee may be negotiated as part of the bidding process. The Beaufort, South Carolina installation was subject to such negotiation. The sales process for this installation site from bid notification until contract award required approximately one year. The sales process for the Energy Miser systems can range from as little as one month to as much as two years based on our prior experience.

Three months ended September 30, 2000 compared to three months September 30, 1999:

We had no sales for the quarter ended September 30, 2000 or the comparable prior year quarter ended September 30, 1999. Operating expenses and interest expenses increased $66,000 or 120% to $122,000 as compared to the prior year quarter expenses of $55,000. Expenses increased primarily due to legal and consulting fees of $45,000 that were incurred with the recent placement of $1,500,000 of our 10% Secured Convertible Debentures (See "Liquidity and Capital Resources") and travel expenses incurred in connection with attending trade shows in order to expand marketing efforts. Travel expenses were $8,000 for the current quarter as compared to $1,000 for the prior year quarter.

Three months ended December 31, 2000 compared to three months December 31, 1999:

We had no royalty revenue for the quarters ended December 31, 2000 and December 31, 1999. Other income of $900 for the current quarter was interest income earned on our money market account. Operating expenses for the December 31, 2000 quarter were $177,000 as compared to $49,000 for the comparable quarter in 1999. The primary expense categories with the largest increases during the quarter ended December 31, 2000, as compared to the quarter ended December 31, 1999, were as follows:

o Accountants fees increased $5,000 for a total of $6,000 for the quarter. These fees were incurred in connection with our annual audit.

o Advertising was $33,000 for the quarter which represents an increase of $23,000 over the prior year quarter. This increase was part of our continuing plan to increase our product exposure.

o Travel expenses were $17,000 for the quarter as compared to $0 for the prior year. These expenditures were incurred in attending trade shows.

o        Legal and professional fees increased $23,000 to a total of $25,000.
         These fees were incurred in connection with the current SB-2 filing and the filing of our annual 10KSB and quarterly filing of our 10QSB as well as for general corporate matters

o Our payroll for the quarter was $43,000, which represents an increase of $30,000 over the prior year. We added a vice president of sales during the quarter and an administrative assistant.


LIQUIDITY AND CAPITAL RESOURCES:


We have recently been financed through a private equity offering that ended during the third quarter of 1999 and a convertible debenture offering that began in the first quarter of 2000, and have been supported in the interim by loans from our President and Chief Executive Officer, Victor DeMarco.

DeMarco Energy completed a convertible debenture debt offering of $229,000 (see "BUSINESS") that began in January 2000 and concluded in August 2000. The proceeds were utilized for repayment of accounts payable and operating expenses.

On September 26, 2000, we entered into an agreement with AJW Partners, LLC. and New Millennium Capital Partners II, LLC. (the "Debenture Holders") for the private placement of $1,500,000 of our 10% Secured Convertible Debentures. These debentures are convertible into shares of the Common Stock of DeMarco Energy based on the terms listed below. The funding of the debentures will occur in two phases. The first $500,000 (less legal expenses of $25,000 and consulting fees of $20,000) was received by us on September 27, 2000. The remaining $1,000,000 will be funded within 30 days following the effective registration with the Securities and Exchange Commission of the underlying shares of our common stock. We anticipate utilizing the funds as follows:



         o   Legal fees incurred with the private placement      $ 25,000
         o   Consulting incurred with the private placement        20,000
         o   Paying outstanding accounts payable                   50,000
         o   New Company video for advertising                     19,000
         o   New Company brochure and logo                         10,000
         o   Updating supplies with new logo                        5,000
         o   New engineering manual                                10,000
         o   Updating the Company website                          25,000
         o   Ongoing attorney's fees                               25,000
         o   3 months operating expenses                           61,000
         o   Marketing efforts                                    450,000
         o   Set aside for potential acquisitions                 800,000
                                                               ----------
     Total                                                     $1,500,000

The aforementioned $1,500,000 of convertible debentures is a part of term sheet agreement with AJW Partners, LLC. and New Millennium Capital Partners II, LLC. which calls for up to a total of $8,000,000 of convertible debentures to be issued over a one year period ending on September 1, 2001. The term sheet agreement is not binding on either party and additional purchases of our convertible debentures will be based on a mutually agreeable use of proceeds from the sale of these debentures.


The primary terms of the September 2000 Convertible Debentures are as follows:


-    Entire principal amount will mature on September 26, 2001.


- Debentures bear 10% interest per annum with interest payments due quarterly. Interest to be paid in cash or shares of Common Stock at the option of the debenture holders.

- The debenture holders have the option to convert any unpaid principal and accrued interest into shares of our Common Stock at any time after the original issue date (subject to certain limitations).

- The conversion price per share in effect on any conversion date shall be the lesser of (1) $0.34 per share or (2) 60% of the average of the lowest three inter-day trading prices during the ten trading days immediately preceding the applicable conversion date.

- The debentures bear a mandatory prepayment penalty of 130% of the principal and all accrued interest being prepaid.

- The debentures are secured by all unpledged assets of DeMarco Energy, including our current and pending patents.

- DeMarco Energy is required to file a SB-2 Registration Statement with the Securities and Exchange registering 200% of the Common Stock underlying the debentures.

The Secured Convertible Debenture Purchase Agreement, the DeMarco Energy Systems of America, Inc., 10% Secured Convertible Debenture, the Security Agreement, the Intellectual Property Security Agreement, the Registration Rights Agreement, and the Escrow Agreement were all filed electronically as Exhibits to the Securities and Exchange Commission Form 8-K filed with the Commission on October 11, 2000.

We are exploring the possibility of acquiring a company that would be complementary to our current operations. We believe that the acquisition of a small energy design engineer firm would be very beneficial to our operations. We are currently looking for such a company in the Washington, D.C. area which would complement our involvement with the PG&E Energy Services contract (See:
"Recent Developments"). Another potential area for acquisitions would be small lighting retrofit organizations. Most projects on which we have bid in the past and plan on bidding in the future usually encompass both lighting retrofit and air conditioning and heating components in order to maximize the reduction in energy consumption. However, at this point we have not identified or contacted any one specific company regarding acquisition possibilities other than the contact with Lighting Management Consultants (See: "Recent Developments"), which has been put on hold at this time.

We had negative working capital of $382,000 at June 30, 2000 as compared to negative working capital of $87,000 at the end of the prior fiscal year end June 30, 1999. This increase in negative working capital is primarily the result of the funding of operations to date.

We had an unrestricted cash balance of $6,000 at December 31, 2000 as compared to a cash balance of $23,000 at June 30, 2000. We also have $250,000 of cash being held in escrow pending a successful registration of the common stock offered by this prospectus. This decrease in unrestricted cash balances was caused by our funding of operations for the current six-month period out of the partial proceeds we received from the convertible debenture offering. We anticipate that with the complete funding of the debentures we will be able to substantially increase our marketing presence for the foreseeable future. We cannot assure you that these efforts will have the desired effect of increasing sales.

We had negative working capital of $527,000 at the end of December 31, 2000 as compared to negative working capital of $382,000 at the end of the prior fiscal year end, June 30, 2000. This decrease in negative working capital is primarily the result of increasing our current debt through the partial funding of the Secured Convertible Debentures in September 2000.

Variations in shareholder/insider debt (other than the issuance of the convertible debentures) are attributable to the settlement of the estate of Louis DeMarco, the prior majority shareholder, and the dissolution of Cyberlink Systems, Inc., a former subsidiary of DeMarco Energy (See:"BUSINESS"). Cyberlink ceased doing business in March, 1998 and was officially dissolved in June, 2000. DeMarco Energy continues to honor the outstanding obligations of Cyberlink which consisted of a $100,000 line of credit and 4 leases on various computer equipment. At this point, we have paid off the line of credit but still have approximately $50,000 remaining on the computer equipment leases. We continue to utilize the computer equipment under these leases. There have not been any defaults on these obligations to date.


NEW ACCOUNTING PRONOUNCEMENTS


We have adopted FASB Statement 128. It is not expected that we will be impacted by other recently issued standards. FASB Statement 128 presents new standards for computing and presenting earnings per share (EPS). The Statement is effective for financial statements for both interim and annual periods ending after December 15, 1997.

FASB Statement 131 presents news standards for disclosures about segment reporting. We do not believe that this accounting standard applies to us as all of our operations are integrated for financial reporting and decision-making purposes.


YEAR 2000 PREPAREDNESS


We have not been materially affected with Y2K problems to date.


INFLATION


Our results of operations have not been affected by inflation and we do not expect inflation to have a significant effect on its operations in the future.



                                    BUSINESS

GENERAL


DeMarco Energy Systems, Inc., a Texas corporation, was founded by Mr. Louis DeMarco, father of Victor DeMarco, our current Chairman, President and Chief Executive Officer and began operations in June 1983. On November 17, 1989 Mr. DeMarco, as an individual, acquired a majority interest in Fountain Head, Inc., a public shell corporation with shareholders but no operations. We completed a reverse merger with this shell on December 1, 1989, thereby becoming a publicly traded corporation, and changed the name of our company to DeMarco Energy Systems of America Inc., a Utah corporation.

From 1978 to 1982 (prior to the formation of DeMarco Energy Systems, Inc.) Louis DeMarco designed and sold solar energy panels to the commercial and residential markets. The panels were manufactured by Glasstron Boat Manufacturing. This phase of the business was discontinued and sold to a third party in 1982, prior to the formation of our company, when the Federal Government ceased the tax credits that were allowed for this type of energy conservation. Mr. DeMarco and two engineers, who became employees of DeMarco Energy, then began working on the concept of an energy efficient geothermal heat pump. They received a systems patent on September 3, 1985 that was later assigned to DeMarco Energy Systems, Inc. in December 1989 in exchange for 10,396,790 shares of our common stock. Of these issued shares, Mr. Victor DeMarco, received 4,900,000 shares from his father. The remaining shares were issued to Mr. Louis DeMarco for the rights to the patent. The patent revolves around the interface with a municipal water main and has three basic components. The first is taking water out of the municipal water main and running it through a heat exchanger and returning the water to the municipal water main. Secondly, the water running through a heat exchange device; and third that heat exchange device being an integral part of a geothermal heat pump. Our patent consists of all three of these components connected together in a specific series. The patent is, therefore, primarily an installation technology. This patent will expire on September 3, 2005.

From 1986 to 1990, we had an exclusive licensing agreement with an Oklahoma manufacturer that resulted in very few sales. That agreement was terminated in 1990 due to lack of marketing activity from that entity.

On September 14, 1990 we entered into an exclusive brand name licensing agreement with FHP. This agreement gives FHP the exclusive rights to manufacture, distribute, market and sell the Energy Miser system with the DeMarco Energy Miser label on the products. This agreement is still in force but can be terminated at any time by either party with 60 days notice. We have had minimal success under this agreement from inception to date. We believe there are at least three (3) reasons for this lack of sales. The primary reason has been the reluctance of various government agencies to allow us to tap into municipal water mains for fear of contamination of the potable water (public drinking water) (See "Government Regulation"). Another has been our lack of sufficient operating capital to properly develop a solid marketing campaign to promote our systems and gain exposure to potential customers. And the last reason has been the need for an adequate engineering manual to assist sales representatives and dealers to understand the intricacies of the system and give them a visual method to promote our products to potential consumers. We now have that manual completed and ready for distribution (See "The Company" and "Recent Developments").


We have filed a second patent application with the United States Patent office. This patent is for an invention that relates to heat pumps that are automatically thermodynamically balanced to operate at optimum conditions using water, and in this case reuse water systems. This patent, while similar to our current patent, was designed to utilize reuse water from private, public or other types of managed secondary water lines with the DeMarco Energy Miser heating and cooling system. Reuse water is defined as treated sewer water that falls below the standards of drinking water. For many years, reuse water has been used in secondary water systems for watering lawns and charging fire hydrants, as well as other non-potable water applications. It has only been in recent years that the secondary water systems have been given greater consideration due to water shortages. If this patent is granted we believe that government agencies will be much less reluctant to allow us to tap into reuse water mains, although we can give no assurances that they will be receptive. We have received initial comments from the Patent Office and have replied to those comments. We are currently waiting for any further responses from that office regarding this patent application.

In July 1996, we founded Cyberlink Systems, Inc. ("Cyberlink"), a whollyowned subsidiary. Cyberlink which was organized to refurbish and market used computer components such as computer monitors and printers. Due to the continued decline in costs of new computer equipment our profit margins eroded and continuing to operate became unfeasible. Cyberlink ceased doing business in 1998. All activities regarding Cyberlink were wound down over the next year and it was dissolved in June 2000. (See "Liquidity and Capital Resources").

We currently compete in the heating and cooling market, and primarily in the geothermal heat pump segment. Within this business segment we market, sell and
(1) install heating and cooling systems during construction of new facilities, and (2) install heating and cooling systems in existing facilities replacing less efficient, antiquated, or inoperable systems.

From inception to date we have had a total of eleven installations of our Energy Miser system in five states. A summary of these installations follows:

    o    Beaufort Marine Air Station
         Beaufort, SC
         378 Tons
         Currently under construction
         This installation was designed by the Corp of Engineers as a DeMarco Energy Miser system. An FHP representative sold the product and we were paid a royalty of 11% of the sales price of the system.

    o    Belle Fouche Area Community Center
         Belle Fouche, SD
         135 Tons
         Currently under construction and we will receive a royalty of 20% of the sales price of the system.

    o    Winner Elementary School
         Winner, SD
         40 Tons
         Installed 1997
         This installation was designed by a private mechanical engineering firm as a DeMarco Energy Miser System. A FHP representative sold the system and we were paid a royalty of 20%. The expansion was funded through a performance contact by Northern States Power. This was an ESCO project.

    o    Winner Middle School
         Winner, SD
         42 Tons
         Installed 1997
         This installation was designed as a DeMarco Energy Miser System. A FHP representative sold the system and we were paid a royalty of 20%. The expansion was funded through a performance contact by Northern States Power. This was an ESCO project.

    o    Ft. Irwin Army Tank Training Base
         Barstow, CA
         790 Tons
         Installed 1996
         This installation was designed through a grant from Southern California Edison, for $800,000. We donated the patent to this project because of its designation of Show Case Facility. This was also an ESCO project.

    o    Rosebud Electric
         Gregory, SD
         12.5 Tons
         Installed 1995
         This installation was donated and we received no royalty. The local utility installed the DeMarco Energy Miser system in their administrative office as a show case installation.

    o    Winner Clinic
         Winner, SD
         7.5 Tons
         Installed 1994
         This system was installed by a private owner with our assistance. We received no royalty for the installation.

    o    South Dakota Discovery Center and Aquarium
         Pierre, SD
         150 Tons
         Installed 1992
         We donated the patent for this installation. It came about through donations from the state of South Dakota, the city of Pierre, as well as several private groups. We were in return granted the right to showcase this installation. We used this installation in one of our first advertising videos.

    o    Hermiston Movie Theater
         Hermiston, OR
         55 Tons
         Installed 1987
         This system was installed during the time we were under the patent license agreement with Climatemaster. We receive payment through that agreement of a 1% royalty.

    o    Hermiston Library
         Hermiston, OR
         100 Tons
         Installed 1987
         This system was installed under the same terms as the Hermiston Movie theater listed above.

    o    Monroeville Water Authority
         Monroeville, PA
         10 Tons
         Installed 1984
         This was our first municipal water heat pump installation. This system, including the unit was donated by DeMarco Energy.

We have faced government agency constraints in the past in allowing us access to public water mains. We have spent an inordinate amount of time and effort over the past years in lobbying state and local government agencies to enact legislation to change water codes and rules to allow access to that market. We believe our product does not impose a health or any other risk on the potable water supply. The United States Department of Energy ("DOE") completed a study of the effects of geothermal water pumps connected to potable water mains and released the results in April 1998. The title of their report is "Municipal Water-Based Heat Pump Heating and/or Cooling Systems". Their findings on the water quality tests included the following: "From the limited number of installations that were sampled in the two states, it appears from the data that such systems have limited detectable impact on water quality, biological growth, metal concentration, and residual chlorine." The DOE study also concluded that geothermal heat pumps were 50% to 70% more energy efficient than other types of systems.

Despite our lobbying efforts and the DOE study, to date there has been very little done by government agencies to enact the above described legislation. As a result, we have refocused our marketing efforts toward entities that either own or control their own water systems. Entities and institutions where we are concentrating our efforts include military bases, school systems, state or city owned buildings, federal facilities, and large campus type facilities, such as colleges. These types of facilities utilize large quantities of water and in several instances control their own water system. We have had prior successes, though limited in scope, with military installations. We also believe smaller communities with less stringent government bodies and regulations will be good prospects for our energy saving products.

We have had inadequate capital in the past in order to mount a viable marketing plan for our product. Through past sales of our convertible debentures we have been able to produce updated brochures, an engineering manual, and have updated our website. In February 2001 we will provide FHP with these materials. FHP has verbally agreed to do a mass mail out of our materials to their nationwide sales force. We initially intend to hire internally up to three national sales representatives to call on all members of the FHP sales force to educate them as to the benefits offered by the Energy Miser system.

We have also prepared a marketing presentation of the Energy Miser system which targets Energy Service Companies (ESCOs). ESCOs are subsidiaries of large power companies that market their power services to large energy usage clients such as federal buildings. Some of the power companies that have these ESCO subsidiaries include Reliant, Northern States Power, Duke and Southern California Edison. Some other corporations that also have ESCOs include Johnson Controls, Honeywell and Chevron. The creation of ESCOs stemmed from a federal mandate signed in 1993 by President Clinton called the Climate Change Action Plan. It basically mandates that all federally owned facilities save 30% of their total energy consumption by the year 2010. ESCOs offer performance contracting for projects generally greater than $10 million, most of which require retrofitting heating and cooling systems. ESCOs implement systems that provide the greatest percentage of energy reduction to maximize savings benefits and focus on the shortest return on investment cycle. We cannot assure you that the marketing program will produce the desired results of substantially increasing revenues or profitability.


PRODUCTS

The DeMarco Energy Miser Heating and Cooling System


The Energy Miser is a patented geothermal heat pump system utilizing the municipal water main or any other underground piping loop to heat, cool and provide domestic hot water for buildings. Based on the results from our limited prototype installations and a DOE study, we believe these heat pumps are from 30% to 70% more efficient than other methods for heating and air conditioning (See "Business"). Monthly operating costs are significantly lower than other methods.

A traditional heat pump system transfers energy to and from outside air. Geothermal heat pumps normally use the heat absorbing, or heat supplying, capacity of large bodies of water such as lakes, ponds, water wells or specially constructed networks of pipe called ground loops. The requirements for a "large body of water" as the external source or the costly excavating required for the heat pump, imposes three constraints on anyone wanting to take advantage of the system. The first is the need to be located near such a body of water if a natural source is going to be used. The second is the added expense of drilling a water well. The third is the need for enough property to accommodate the underground installation of several hundred feet of plastic pipe.

The Energy Miser system is a geothermal heat pump system that uses water to provide the thermal energy needed to heat and cool. Our system is different in that it utilizes municipal water mains, reused water or any other managed water supply. There is no need for ground loops, wells, chillers, cooling towers or boilers. We believe this makes the Energy Miser system much more viable for the consumer market. Although some government regulators and others have expressed concerns about the integrity of the water, we believe the concerns are unfounded because the water simply passes through a double walled plate heat exchanger with no chance of contamination and is returned to the water source with only a slight temperature change.

The Energy Miser system has to date (pending the outcome of the second patent application for the utilization of reuse water sources) only utilized potable water systems as demonstrated within several military bases, as well as other commercial and institutional applications nationwide. If the patent for the utilization of reuse water is approved we believe we will have greater success in gaining acceptance from government regulators as their concerns over contamination of the potable water supply will be lessened. These reuse water sources are controlled at the municipal level and we intend to launch marketing efforts in cities using or proposing to implement reuse water systems. Although we anticipate an increase in revenues if the reuse water patent is approved there can be no assurances that such marketing efforts will have their intended effect of increasing revenues or profitability.

Energy Efficient Lighting Systems


We have not been involved in energy efficient lighting systems in the past, however, we have recognized the need to either acquire an entity that is or joint venture with such an entity. We have found that most projects that we are bidding on for our air conditioning and heating systems also require the installation of energy efficient lighting. We believe that by combining the bidding process for both types of energy saving services we can generate additional sales revenues. However, we cannot assure you that such additional sales will occur.

We have signed a Strategic Partnership agreement with Lighting Management Consultants (LMC) in Houston, Texas. The agreement provides for forthcoming lighting projects awarded to DeMarco to be performed by LMC within their geographic business environment. This agreement was signed on December 20, 1999 and will continue in force until terminated by either party with 60 days written notice. All projects that are in place at the time of termination will be completed by LMC. LMC will be responsible for all aspects of the lighting project including performing energy audits, preparing the lighting bids and completing the installation per the terms of the project requirements. We will receive 5% of the revenue generated from all accepted bid contracts. Additionally, we have entered into a Strategic Partnership with SLi, Inc. (NYSE:SLI), which provides for SLi to perform lighting retrofit and energy management services for DeMarco awarded contracts outside the parameters, scope and geography of the LMC partnership. This agreement was signed May 19, 2000 and contains the same termination and responsibility provisions as the LMC agreement. As of the date of this prospectus there have been no sales generated from these agreements.


In commercial facilities, lighting typically represents 30 to 40 percent of a commercial facility's energy consumption. By reducing the kilowatts used for lighting, utility costs can be reduced. Efficient lighting systems can reduce consumption by as much as 50 percent, without reducing lumens.


The lighting retrofit services may be offered as a combined package with the DeMarco Energy Miser system, creating a marketing/sales program based upon return on investment time parameters. Sub-contractors generally located within the geographic region of the project perform lighting retrofit installations. These sub-contractors are identified, recruited and managed by DeMarco's partners. As of the date of this prospectus, we have not initiated sales efforts for lighting products.

On June 27, 2000, we signed a letter of intent to acquire Lighting Management Consultants. Terms of the acquisition included cash and stock for one hundred percent of the equity in LMC. Because of the results of financing and certain conditions arising from the negotiations of the acquisition, both parties to the letter of intent have agreed to place on hold and revisit the acquisition discussions in 2001.


MARKETING AND COMPETITION


We market and sell our Energy Miser system through a brand name partnership agreement with FHP, of Ft. Lauderdale, Florida, and via exposure through the Geothermal Heat Pump Consortium. The Geothermal Heat Pump Consortium is a consortium of over 80 of the largest utilities in the United States. A majority of the heat pump manufacturers deal with the Environmental Protection Agency ("EPA"). These utilities and manufacturers have formed what is called the Geothermal Heat Pump Consortium or Geo Exchange based in Washington, D.C. This is our industry association. It provides a constant source of leads and technical papers and research materials. DeMarco and FHP focus primarily on the commercial and institutional markets. We display the Energy Miser at trade shows in booths for public exhibition and education. In addition to trade shows, we market the Energy Miser directly to end users, architects, designers and installers of HVAC (Heating, Ventilation and Air Conditioning) equipment. The market for HVAC equipment and installation exceeds $10 billion (according to the Markintel Report, an InvesText market research firm in Boston, MA.) annually and is expected to eclipse $17.5 billion (Markintel Report) by year-end 2002. In this business segment, we are in competition with all other producers of HVAC systems, most of which are more firmly established in the marketplaces and have substantially greater financial resources than us.

A commercial job will typically start at the AE (Architectural Engineering) design level. They will design a certain type of system requirement for the project. Once this has been accomplished the mechanical engineers will actually do the computer design and draw blueprints. Then the General Contractor will request three (3) different bids on the equipment. If our system technology fits within the requirements of the job, FHP's sales representatives will be contacted and asked to bid the equipment portion of the project. We have a standardized price for the equipment although in certain cases, especially in military projects, it may be necessary to negotiate the price to be competitive. In those instances we will negotiate the royalty fees and cut the cost of the equipment slightly to aid us in getting the project.

On October 10, 2000, we retained the services of Marschall Design, a fifteen-year-old corporate image consulting company. Marschall will assist us in our marketing efforts. Marschall anticipates that the new media materials will be available for release in February of 2001. Marschall will assist with brochures, tradeshow display, stationery, web design plus any other areas requiring image design and enhancements.

PWG Media of Austin, Texas has been retained by us to build an effective corporate visual program. An eight-minute video describing the Energy Miser system became available in December of 2000. Marschall and PWG have worked together in the past to assist each other and their clients with image design and image conveyance measures.

We have budgeted approximately $400,000 for marketing efforts for the next 12 months. The areas we have targeted for these expenses are as follows:



    o    Brochures, letterhead and new logo          $10,000
    o    Media                                        19,000
    o    Marketing Vice-President                     83,000
    o    Sales engineer                               75,000
    o    Public relations                             65,000
    o    Trade shows                                  60,000
    o    Printing and direct mail                     40,000
    o    Advertising and video                        48,000
                                                    --------
            Total                                   $400,000


GOVERNMENT REGULATION


A significant obstacle we have confronted in the marketing of the Energy Miser is local governmental interpretation and regulation. Local water regulations vary from one local government agency to the next but most are centered around concern over contamination of the local potable water supply. The Energy Miser requires a constant flow of water, the volume of which must increase as the amount of space to be air conditioned and or heated increases. For many applications, this requires connecting into the public water supply to gain access to "main" water lines. In some cases public officials in charge of maintaining public water supplies challenge any such tapping into the public potable water supply. We contend that the Energy Miser does not use water - it only uses the thermal properties of the water, meaning that the water removed from the main is returned at a slightly different temperature. We are not aware of any proof to support water quality concerns of public officials (See the DOE report under "Business"). However, we can offer no assurances that we will ever be able to overcome the concerns of public water officials.

At the federal level there has been some positive impact from government relations. President Clinton signed the Climate Change Action Plan in 1993. This required all federally owned facilities to save 20% of their total energy consumption by 2005. That act has been revised twice, and, as of 1999, federal facilities were required to save 35% of their total energy consumption by 2010. This is a federal mandate. Most of the military and federal buildings have not met this goal. We believe most of the military and federal facilities are continuing to attempt to find ways to save energy. We further believe our technology has the ability to save the government facility that energy percentage requirement just by changing to our air conditioning and heating system technology. On the negative side, the federal government does not have any regulations (i.e. the EPA or federal plumbing codes). There are no federal codes drawn around the use of municipal water for this purpose, which means we are subject to the varying local laws.

According to information obtained from the City of Austin, Texas web site (http://www.ci.austin.tx.us/wri/waterreuse.htm), secondary water systems have been used for more than twenty years, and recently became the initiative of approximately 2,000 communities throughout the United States. Currently, more than 1,500 cities worldwide employ this technology as a water conservation measure. Secondary water systems provide water treated to a standard less than that of potable water, and referred to as either reuse, gray, or brown water. This water type is used for applications other than human or animal consumption, such as cooling towers and boiler systems, lawn sprinklers and fire prevention.


RECENT DEVELOPMENTS


The Counsel of Governments in Washington, D.C. has awarded a contract estimated to be worth over $1 billion over the life of the program to PG&E Energy Services (an Energy Services Company, or ESCO (NYSE:PCG)), whose bid included the DeMarco Energy Miser for geothermal heating and cooling systems for upgrades and retrofits. PG&E Energy Services division was recently acquired by Chevron Energy Solutions division (NYSE:CHV). PG&E Energy Services management has confirmed that our contract was conveyed in the sale and we have received confirmation from Chevron of their acceptance of this conveyance. The billion dollar estimate was calculated from retrofitting 154 public schools, 4000 HUD homes, plus government owned facilities throughout the jurisdiction of the Counsel of Governments.

We have estimated that the heating and cooling portion of this contract could represent up to $50,000,000 in sales of our systems for FHP (the manufacturer of the Energy Miser) if our bids are accepted, with our portion of the royalties ranging from $5,000,000 to $10,000,000. Work on the contract has been rescheduled to begin as early as the spring of 2001. We have received confirmation from Chevron that they want to use our technology at the water treatment facility in Washington D.C. and we will be making a presentation in the first quarter of calendar year 2001 to the Counsel of Governments to give them a better understanding of the benefits of our Energy Miser system.


The Counsel of Governments includes municipalities and local governments surrounding Washington, D.C., which may include the public school systems in several counties and municipalities as well as public housing authorities. Other agencies that may become users of this program, greatly expanding the scope and business potential, include agencies of the Federal Government and other municipalities outside of the immediate Washington, D.C. metropolitan area. DeMarco Energy has also been invited to bid lighting portions of the project from the ESCO.


During the eight-month period from January through August 2000, we issued a series of convertible debentures bearing 8% interest. A total of $229,000 was raised from this issuance. The debentures mature in 24 months from the time of issue. Interest payments are calculated quarterly and totaled upon conversion and included in the stock distribution. The debentures carry various conversion rights ranging from $0.10 to $0.45 a share. The holders have the right to convert any or all of the principal into our common stock at any time after the first 12 months from issuance. If all debenture holders elect to convert, we will issue approximately 1.2 million shares of our common stock to the holders and be relieved of the debt. We utilized the proceeds of these convertible debentures to reduce accounts payable and for operating expenses.

We are currently finalizing a convertible debt offering of $1,500,000 (see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS") that will be directed toward acquisitions, marketing, internal corporate infrastructure development, and/or general administrative expenses. We received the first $500,000 from this debt offering on September 27, 2000.

On November 28, 2000, we in conjunction with the O'Connor Company of Rapid City, South Dakota were issued the design-win for the DeMarco Energy Miser heating and cooling system. The system will be installed in the Community Center in Belle Fourche, South Dakota. This is a community center that includes an olympic size pool, a basketball court, locker rooms, meeting rooms, and a 200 seat auditorium.

The 67,000 square foot facility has an estimated heating and cooling equipment sales price of $106,000, which does not reflect installation costs. We anticipate receiving our standard royalty payment of approximately 20% of the sales price during first quarter of the calendar year 2001. The first purchase order for 3 of the 18 units has been issued, and the remaining 15 units will be ordered within 30 - 60 days. FHP will be manufacturing the units.


LEGAL PROCEEDINGS


We are not a party to any material legal proceedings, and no material legal proceedings have been threatened by or, to the best of our knowledge, against us.


DESCRIPTION OF PROPERTY


We occupy approximately 1,200 square feet of office space at 12885 Hwy 183, Suite 108-A, Austin, Texas 78750. We own no property other than office furniture, equipment, software and the patent for the Energy Miser System.


EMPLOYEES


We currently employ 4 full time people. It is anticipated that up to 20 additional personnel will be required to meet the demands of the projected market over the next five years. Most of these positions will be added in the areas of sales, marketing and project management as our projected volume increases. We cannot assure you that such volume increases will occur.



                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


The following table sets forth information concerning the sole director and executive officer of DeMarco Energy and his age and position. Each director holds office until the next annual stockholders' meeting and thereafter until the individual's successor is elected and qualified. Officers serve at the pleasure of the board of directors.




NAME                                    AGE                 POSITION
Victor M. DeMarco..............         37   Chairman, President and CEO



Victor M. DeMarco, President/CEO. Mr. DeMarco served as Executive Vice President of DeMarco Energy Systems from 1990 to 1992. He was appointed President and Chief Executive Officer in 1992. He became Chairman of the Board in 1999 upon the death of the then Chairman Louis DeMarco. He is currently the only member serving on the Board of Directors. He has been employed by DeMarco Energy Systems of America, Inc. for more than 15 years. During that time, Mr. DeMarco has been involved with research of geothermal heat pumps and related technology, resulting in an experienced working knowledge of geothermal heat pump applications ranging from manufacturing and installation to sales and marketing of the Energy Miser systems. Mr. DeMarco has been cited in numerous industry trade publications, television interviews, news papers, as well as serving as an advisor for the Geothermal Heat Pump Consortium. Mr. DeMarco majored in marketing and finance at Texas Technological University in Lubbock, Texas.

OTHER SIGNIFICANT OFFICERS

John W. Adams, Vice President of Sales. Mr. Adams joined our operation in November 2000. From 1994 to November 2000 he was Vice President-Lighting for Sempra Energy Solutions where he directed and managed the lighting division. His responsibilities included analyzing and developing strategic plans for lighting energy savings for clients. He directed the business development unit and the engineering and administrative managers. Mr. Adams has experience in technology based sales, marketing, engineering, energy audits and construction as it relates to energy savings performance contracting. He has been in the lighting business since 1985 and has earned a certification for LC (Lighting Certified) by the National Council on Qualifications for the Lighting Professional and a CLMC (Certified Lighting Management Consultant) by the International Association of Lighting Management Companies. He attended the University of Houston in Houston, Texas.

All officers and directors devote 100% of their professional time to our business operations.

During the last five years, no officers or directors have been involved in any legal proceedings, bankruptcy proceedings, criminal proceedings or violated any federal or state securities or commodities laws or engaged in any activity that would limit their involvement in any type of business, securities or banking activities.

No person who, at any time during our past fiscal year, was a director, officer, or beneficial owner of more than 10% of any class of equity securities failed to file, on a timely basis, any report required by Section 16(a) of the Exchange Act during the most recent fiscal year.



EXECUTIVE COMPENSATION


The following table reflects compensation paid to our chief executive officer.


                                                                                   LONG TERM COMPENSATION
                                                                            -----------------------------------
                                                                                     AWARDS             PAYOUTS
                                                   ANNUAL COMPENSATION      -------------------------   -------
                                                --------------------------  RESTRICTED     SECURITIES
                                                                              STOCK        UNDERLYING     LTIP      ALL OTHER
                                                SALARY     BONUS    OTHER     AWARD          OPTIONS    PAYOUTS    COMPENSATION
     NAME AND PRINCIPAL POSITION        YEAR      ($)       ($)      ($)       ($)           SARS(#)      ($)           ($)
------------------------------------    ----    -------    -----   ------   ----------     ---------    -------    ------------
Victor DeMarco......................    2000    $45,600    $   0   $    0     $   0             0          0          $   0
  President & Chief Executive Officer


No other person makes over $100,000 per year.


COMPENSATION OF DIRECTORS


We do not currently compensate directors in cash for any services provided as a director



         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The following table sets forth, as of November 6, 2000, the name and shareholdings, including options to acquire Common Stock, of each person who owns of record, or was known by us to own beneficially, 5% or more of the shares of the Common Stock currently issued and outstanding; the name and shareholdings, including options to acquire the Common Stock, of each director; and the shareholdings of all executive officers and directors as a group.

                                   NAME AND ADDRESS                          AMOUNT AND NATURE
TITLE OF CLASS                    OF BENEFICIAL OWNER                        OF BENEFICIAL OWNER         PERCENT OF CLASS
--------------                    -------------------                        -------------------         ----------------
Common Stock         Victor DeMarco                                         9,255,609 Direct/Indirect         26.1%
                     12885 HWY 183, Ste 108A, Austin, Texas 78750

Common Stock         AJW Partners, LLC                                      5,434,782 Direct (1)              15.3%
                     155 First Street, Ste B, Mineola, New York 11501

Common Stock         New Millennium Capital Partners II, LLC                5,434,782 Direct (1)              15.3%
                     155 First Street, Ste B, Mineola, New York 11501

Common Stock         Executive Officers and Directors as a Group (1)        9,255,609 Direct/Indirect         26.1%
                     12885 HWY 183, Ste 108A, Austin, Texas 78750




There are currently no outstanding options or warrants to purchase shares of our stock.


(1) Shares issuable upon conversion of 10% Secured Convertible Debentures assuming a conversion price of $0.138 per share. (See "Selling Stockholders").


                              SELLING STOCKHOLDERS


On September 26, 2000, AJW Partners, LLC and New Millennium Capital Partners II, LLC purchased an aggregate of $1,500,000 of 10% Convertible Debentures to purchase, respectively, a total of 5,434,782 and 5,434,782 shares of common stock from us in a private placement transaction. Of the $1,500,000 invested, $1,000,000 will be received upon effectiveness of this registration statement and satisfaction of certain conditions.

The debentures are convertible into shares of our common stock, at the option of the holder at any time and from time to time after the date when the debentures were issued, at a conversion price equal to the lower of (i) $0.34 per share and
(ii) 60% of the average of the lowest three inter-day trading prices of our common stock during the ten trading days preceding the date of conversion. Interest on the debentures is payable on a quarterly basis on March 31, June 30, September 30 and December 31 of each year while such debentures are outstanding and on each date of conversion, whichever occurs earlier. Interest may be paid, at the holder's option, in cash or common stock. Any debentures outstanding on October 26, 2001, automatically convert into shares of our common stock at the then applicable conversion price. The debentures are redeemable under certain circumstances as stated in the Convertible Debenture.

Each holder of the debenture may not convert its securities into shares of our common stock if after the conversion, such holders together with any of its affiliates, would beneficially own over 4.999% of the outstanding shares of our common stock. This restriction may be waived by each holder on not less than 61 days notice to us. Since the number of shares of our common stock issuable upon conversion of the debentures will change based upon fluctuations of the market price of our common stock prior to a conversion, the actual number of shares of our common stock that will be issued under the debentures, and consequently the number of shares of our common stock that will be beneficially owned by AJW Partners and New Millennium Capital Partners cannot be determined with certainty at this time. Because of this fluctuating characteristic, we agreed to register a number of shares of our common stock that exceeds the number of our shares of common stock currently beneficially owned by AJW Partners and New Millennium Capital Partners. The number of shares of our common stock listed in the table below as being beneficially owned by AJW Partners and New Millennium Capital Partners includes the shares of our common stock that are issuable to AJW Partners and New Millennium Capital Partners subject to the 4.999% limitation, upon conversion of their debentures. However, the 4.999% limitation would not prevent AJW Partners and New Millennium Capital Partners from acquiring and selling in excess of 4.999% of our common stock through a series of conversions and sales under the debentures.

The following table sets forth the name of each person who is offering shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered. Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Common shares that are issuable upon the exercise of outstanding options, warrants, convertible Preferred Stock or other purchase rights, to the extent exercisable within 60 days of the date of this Prospectus, are treated as outstanding for purposes of computing each Selling Stockholder's percentage ownership of outstanding common shares.



                                             SHARES BENEFICIALLY OWNED                   SHARES BENEFICIALLY OWNED
                                               PRIOR TO THE OFFERING                           AFTER OFFERING
                                            --------------------------    SHARES TO BE   -------------------------
                                              NUMBER OF                     SOLD IN        NUMBER OF
   NAME OF SELLING STOCKHOLDER                 SHARES       PERCENT(2)      OFFERING        SHARES       PERCENT
   ---------------------------              -------------   ----------    ------------     ---------     -------
AJW Partners, LLC                           1,295,661 (1)     4.999%       1,295,661(3)       0             0%
New Millennium Capital Partners II, LLC     1,295,661 (1)     4.999%       1,295,661(3)       0             0%


(1) Includes the shares of our common stock issuable to AJW Partner and New Millennium Capital Partners, subject to the 4.999% limitation, upon conversion of its debentures.

(2) Percentages are based on 24,622,747 shares of our common stock outstanding as of November 6, 2000.

(3) Pursuant to the Registration Rights Agreement between us and the debenture holders, we are required to register such number of shares of common stock equal to the sum of 200% of the number of shares of common stock issuable upon conversion in full of their debentures, assuming for such purposes that all interest is paid in shares of our common stock, that the Debentures are outstanding for one year and that such conversion occurred at a price equal to the lesser of (a) $0.34 and (b) 60% of the average of the lowest three inter-day prices (which need not occur on consecutive trading days) during the ten trading days immediately preceding the closing date.

All unsold securities being registered in this Registration Statement will be removed from registration by means of a post-effective amendment.


                              CERTAIN TRANSACTIONS


Mr. Victor DeMarco, our controlling shareholder and Chief Executive Officer and sole director had loaned us approximately $99,000 to cover certain indebtedness of ours which he had personally guaranteed. We recorded a note payable to him for that amount. On September 29, 2000, Mr. DeMarco converted this debt into 1,650,000 shares of the Company's Common Stock at a conversion price of $0.06 per share.

Mr. Peter Des Camps, the former Senior Vice President of Corporate Development also serves as President and Chief Executive Officer for Lead Capital Ventures ("LCV"), a private investment company formed in 1999. LCV paid a debt of DeMarco Energy in the amount of $20,000 and acquired the Common Stock conversion rights associated with that debt. The conversion rights were at $0.15625 per share which resulted in 133,333 shares of Common Stock being issued to LCV. This transaction occurred on September 29, 2000. This debt was originally in the form of a $50,000 convertible debenture issued to a current shareholder on March 10, 1999. We had paid the debt down to the $20,000 balance via 2 cash payments totaling $16,719 in May and August 1999 and the issuance 85,000 shares of our Common Stock in April 1999 at a conversion price of $0.15625 per share (a value of $13,281 per the terms of the debenture). The debenture holder individually contacted Lead Capital Ventures and Mr. Des Camps to purchase the remaining $20,000 balance of the debenture. LCV agreed to purchase this debt for $20,000 in cash and we agreed to the transfer. We did not participate in or encourage this transaction. To our knowledge, no other individuals were contacted or had an offer presented to purchase this debt.

Mr. DeMarco's conversion price of $0.06 was based on the lowest market offer price for shares of the Common Stock during the prior year and was more favorable to Mr. DeMarco than could have been obtained from unaffiliated third parties. LCV's conversion price of $0.15625 was based on the conversion terms of the debenture.



                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK


We are authorized to issue 100,000,000 shares of Common Stock, of which 24,814,747 shares are issued and outstanding as of February 1, 2001. Holders of shares of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors from assets legally available for that purpose and are entitled at all meetings of stockholders to one vote for each share held by them. The shares of Common Stock are not redeemable and do not have any preemptive or conversion rights. All of the outstanding shares of Common Stock are fully paid and non-assessable. In the event of a voluntary or involuntary winding up or dissolution, liquidation, or partial liquidation of DeMarco Energy, holders of Common Stock shall participate, pro rata, in any distribution of our assets remaining after payment of liabilities.

Our capital stock is subject to the "penny stock" rules as defined in Rule 3a51-1 of the Securities and Exchange Act of 1934. The penny stock disclosure requirements may have the effect of reducing the level of trading activity of our common stock in the secondary market.

Pursuant to the Penny Stock Reform Act of 1990 ("PSRA"), prior to effecting any transaction in any penny stock, a broker or dealer is required to give the customer a risk disclosure statement the content of which is to include the following:

         a.       A description of the nature and level of risk for the market.

         b. A description of the nature and level of the risk in the market for penny stocks.

         c. A brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of a spread between bid and ask prices.

         d. A toll free telephone number for inquiries on disciplinary actions relating to security violators.

         e. A definition of significant terms used in the Risk Disclosure Document or in the Conduct of Trading in Penny Stock.

         f. Such other information as the SEC shall require by rule or regulation.

   The Penny Stock Reform Act also directed the SEC to adopt rules requiring broker/dealers, prior to effecting any transaction in a penny stock, to disclose in connection with the transaction the following:

         a.       The bid and ask prices for the penny stock.

         b. The number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stocks.

         c. The amount and a description of any compensation the broker/dealer and associated persons will receive in connection with the transaction.

         d. Such other information as the SEC by rule determines to be useful and reliable information relating to the price of such stock.

   The disclosure scheme under the PSRA has three related layers designed to inform investors of the extraordinary risk associated with investments in the penny stock market. The first layer requires a broker/dealer prior to the initial transaction in a penny stock with the customer to furnish the customer with a Risk Disclosure Document including, among other things, a description of the penny stock market and how it functions, its inadequacies and shortcomings, and the risk associated with investments in the penny stock market. The second layer consists of transaction related documents that the broker/dealer must make available prior to effecting a transaction in penny stocks, including quotation information, the dealer's and salesperson's compensation in connection with the transaction. Finally, the customer must be furnished with a monthly statement including prescribed information relating to market and price information concerning the penny stocks held in the customer's account.

   The Risk Disclosure Document (RDD) is a generic disclosure document that must be given to the customer by a broker/dealer before the initial transaction with the customer of a penny stock whether the transaction is in connection with the distribution of a security or a trading transaction. The broker/dealer must receive, and preserve as part of his records a written acknowledgment of receipt of the document from the customer prior to effecting a transaction in a penny stock.


INDEMNIFICATION OF DIRECTORS AND OFFICERS


The articles of incorporation of DeMarco Energy limit the personal monetary liability of our directors to the fullest extent permissible under the corporation laws of Utah. In general, Section 16-10a-841 of the Utah Revised Business Corporation Act (the URBCA"), permits the elimination of personal monetary liability in all cases except liability for: (a) the amount of a financial benefit received by a director to which he is not entitled; (b) an intentional infliction of harm on the corporation or the shareholders; (c) a violation of Section 16-10a-842 of the Utah Revised Business Corporation Act (relative to distribution of assets in violation of the URBCA or of our articles of incorporation); or (d) an intentional violation of criminal law.

Except as set forth in the articles of incorporation and under the provisions of the URBCA, no statute, charter provision, bylaw, contract or other arrangement which indemnifies any controlling person, officer or director of DeMarco Energy, affects or limits their liability.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of a small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                             MARKET FOR COMMON STOCK


The Common Stock is traded in the over-the-counter market and quoted on OTC EBB under the symbol "DMES" and quoted in the pink sheets published by the National Quotations Bureau. Since 1990, from time to time, a very small number of securities broker-dealers published only intermittent quotations for the Common Stock, and there was no continuous, consistent trading market. The trading volume in the Common Stock has been and is extremely limited. During the above period, the limited nature of the trading market created the potential for significant changes in the trading price for the Common Stock as a result of relatively minor changes in the supply and demand for Common Stock and perhaps without regard to our business activities. Because of the lack of specific transaction information and our belief that quotations during the period were particularly sensitive to actual or anticipated volume of supply and demand, we do not believe that such quotations during this period are reliable indicators of a trading market for the Common Stock.

As of September 30, 2000, there were approximately 1,500 holders of record of our Common Stock.

TRANSFER AGENT

The transfer agent for our Common Stock is Fidelity Transfer Company, 1800 South West Temple, Salt Lake City, Utah 84115.

Subject to the above limitations, we believe that during the ten fiscal quarters preceding the date of this filing, the high and low sales prices for the Common Stock during each quarter are as set forth in the table below (such prices are without retail mark-up, mark-down, or commissions). The sales prices were obtained from the stock sales history charts from the on-line stock quote site quicken.com. Quicken quotes are provided by S&P Comstock Historical information supplied by Iverson Financial Systems.




   QUARTER ENDED                 HIGH    LOW
   -------------                 ----    ---
December 31, 2000                 .43     .13
September 30, 2000                .76     .31
June 30, 2000                    .875    .281
March 31, 2000                   .531    .125
December 31, 1999                 .25    .125
September 30, 1999                .35    .125
June 30, 1999                    .281    .125
March 31, 1999                    .53    .125
December 31, 1998                .281    .094
September 30, 1998               .375    .125



We have not paid any dividends to date. We can make no assurance that our proposed operations will result in sufficient revenues to enable profitable operations or to generate positive cash flow. For the foreseeable future, we anticipate that we will use any funds available to finance the growth of our operations and that we will not pay cash dividends to stockholders. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend on our earnings, capital requirements, restrictions imposed by lenders and financial condition and other relevant factors.



                              PLAN OF DISTRIBUTION


The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. Our Common Stock is currently traded on the Over The Counter Bulletin Board. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:


o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o        privately negotiated transactions;

o        short sales;

o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

o        a combination of any such methods of sale; and

o        any other method permitted pursuant to applicable law.


Short Sales are sales of a security not owned by the seller; a technique used to take advantage of an anticipated decline in the price of a security. An investor borrows stock certificates for delivery at the time of short sale. Covered short sales are to buy back securities previously sold; said of an investor who has sold stock short. Naked short sales are a securities position that is not hedged from the market risk. The potential risk or reward of naked positions is greater than that of covered positions. Naked short sale positions are closed when the short position held by the investor is sold and the investor no longer holds a short position.

The Selling Stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The Box is the physical location of securities or other documents held in safekeeping. The term derives from the large metal tin, or tray, in which brokerage firms and banks actually place such valuables. A Put is a type of option that grants the right to sell at a specified price a specific number of shares by a certain date. The put option buyer gains this right in return for payment of an option premium. A put option buyer hopes the stock will drop in price, while the put option seller hopes the stock will remain stable, rise, or drop by an amount less than his or her profit on the premium. A Call is a type of option that grants the right to buy 100 shares of a particular stock or stock index at a predetermined price before a preset deadline, in exchange for a premium.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The Selling Stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the Selling Stockholders.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the Selling Stockholders. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.



                                  LEGAL MATTERS


The validity of the issuance of the shares of Common Stock offered hereby has been passed upon for us by Locke Liddell Sapp LLP, Austin, Texas.




                              ATTESTING ACCOUNTANT

The consolidated financial statements of DeMarco Energy for the years ended June 30, 2000, and 1999, appearing in this Prospectus and Registration Statement have been audited by Nathan M. Robnett, CPA, Austin, Texas, independent auditors, as set forth in their report thereon appearing elsewhere herein.



                             ADDITIONAL INFORMATION


As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and in the exhibits and schedules thereto. For further information with respect to DeMarco Energy and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits thereto. Statements contained in this Prospectus concerning the provisions of documents filed with the Registration Statement as exhibits and schedules are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. The Registration Statement, including the exhibits and schedules thereto, may be obtained at the address noted below.

We are publicly held and traded and file annual and other periodic reports pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and such reports and other information filed by us may be inspected and copied at the public reference facilities of the Commission in Washington, D.C., and can be read or obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS


                                TABLE OF CONTENTS




                                                                                    PAGE
                                                                                    ----
Independent Auditor's Report (Nathan M. Robnett, CPA) ...........................    F-2
Comparative Balance Sheets at June 30, 1999 and June 30, 2000 ...................    F-3
Comparative Statements of Operations and Retained Earnings for the
Two Years ended June 30, 1999 and June 30, 2000 .................................    F-4
Comparative Statements of Cash Flows for the Two Years ended
June 30, 1999 and June 30, 2000 .................................................    F-5
Comparative Statements of Changes in Stockholders' Equity for
the Two Years ended June 30, 1999 and June 30, 2000 .............................    F-6
Notes to Financial Statements ...................................................    F-7
Unaudited Comparative Balance Sheets at September 30, 2000 and June 30, 2000 ....    F-11
Unaudited Comparative Statements of Operations for
September 30, 2000 and September 30, 1999 .......................................    F-12
Unaudited Comparative Statements of Cash Flows for
September 30, 2000 and September 30, 1999 .......................................    F-13
Notes to Unaudited Financial Statements at September 30, 2000 ...................    F-14
Unaudited Comparative Balance Sheets at December 31, 2000 and June 30, 2000 .....    F-15
Unaudited Comparative Statements of Operations for the Quarter ended
December 31, 2000 and December 31, 1999 .........................................    F-16
Unaudited Comparative Statements of Operations for the Six Months ended
December 31, 2000 and December 31, 1999 .........................................    F-17
Unaudited Comparative Statements of Cash Flows for
December 31, 2000 and December 31, 1999 .........................................    F-18
Notes to Unaudited Financial Statements at December 31, 2000 ....................    F-19

Report of Independent Auditors

To the Board of Directors of DeMarco Energy Systems, Inc.

We have audited the accompanying balance sheet of DeMarco Energy Systems, Inc. as of June 30, 1999 and June 30, 2000, and the related statements of income and retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DeMarco Energy Systems, Inc. as of June 30, 1999 and June 30, 2000, respectively, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


Nathan M. Robnett, C.P.A.
September 5, 2000

DEMARCO ENERGY SYSTEMS, INC.
COMPARATIVE BALANCE SHEET
AS OF JUNE 30, 1999 AND JUNE 30, 2000



                                                          AS OF            AS OF
                                                      JUNE 30, 1999   JUNE 30, 2000
                                                      -------------   -------------
ASSETS
      Cash and cash equivalents                        $     2,647     $    23,213
      Accounts Receivable                                   45,000           3,241
                                                       -----------     -----------
          Total Current Assets                         $    47,647     $    26,454
                                                       -----------     -----------

Capital Assets:
      Fixtures, Equipment and Other                        149,045         151,137
      Accumulated Depreciation                             (92,712)       (124,331)
                                                       -----------     -----------
          Total Fixed Assets                           $    56,333     $    26,806
                                                       -----------     -----------

Other Assets:
      Patent Pending Costs                             $     9,912     $     9,912
      Manuals Development                                                10,000.00
      Accumulated Amortization                             (248.00)      (1,330.00)
      Deposits                                            1,000.00        1,000.00
                                                       -----------     -----------
                                                       $ 10,664.00     $ 19,582.00
                                                       -----------     -----------
TOTAL ASSETS                                           $   114,644     $    72,842
                                                       ===========     ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Current Liabilities:
      Accounts payable                                 $    46,108     $    37,656
      Promissory Note (Norwest Bank LOC)                    57,898          34,833
      Current Portion of Long-term Debt                     26,852          29,954
      Convertible Debentures                                               197,000
      Other Current Liabilities                              4,388           1,775
      Note Payable to Shareholders                                         107,451
                                                       -----------     -----------
          Total Current Liabilities                    $   135,246     $   408,669
                                                       -----------     -----------

      Long-Term Notes Payable                               52,541          22,586
      Long-Term Notes Payable to Shareholders               55,420          20,000
                                                       -----------     -----------

          TOTAL LIABILITIES                            $   243,207     $   451,255
                                                       -----------     -----------

SHAREHOLDERS' EQUITY
      Common Stock, $0.001 par value,
          100,000,000 shares authorized and
          22,453,657 shares issued at 6/30/99          $    22,454     $    43,274
          and 22,839,414 shares issued at 6/30/2000
      Additional paid-in capital                         2,223,892       2,223,892
      Retained defecit                                  (2,164,379)     (2,435,049)
      Subscriptions Receivable                            (210,530)       (210,530)
                                                       -----------     -----------
          TOTAL SHAREHOLDERS' EQUITY                      (128,563)       (378,413)
                                                       -----------     -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY             $   114,644     $    72,842
                                                       ===========     ===========




See Notes to Consolidated Financial Statements.

DEMARCO ENERGY SYSTEMS, INC.
COMPARATIVE STATEMENT OF OPERATIONS
FOR THE YEARS ENDED JUNE 30, 1999 AND JUNE 30, 2000



                                                    FOR THE YEAR    FOR THE YEAR
                                                       ENDED          ENDED
                                                   JUNE 30, 1999   JUNE 30, 2000
                                                   -------------   -------------
Revenues
       Royalty Fees                                       2,693     $    21,906
       Other Income                                      10,000
                                                    -----------     -----------
          Total Revenues                            $    12,693     $    21,906
                                                    -----------     -----------

Costs and expenses
       Selling and Administrative                       213,478     $   230,410
       Depreciation and Amortization                     31,890          32,949
       Interest                                          20,623          29,217

                                                    -----------     -----------
Total Costs and Expenses                                265,991         292,576
                                                    -----------     -----------


Loss Before Extraordinary Items                     $  (253,298)    $  (270,670)

Extraordinary Items
       Foregiveness of debt                         $    66,356

Loss from Continuing Operations                     $  (186,942)    $  (270,670)
                                                    -----------     -----------

Discontinued Operations
       Loss from Operations of Discontinued
            Subsidiary (CyberLink)                  $   (10,032)

       Loss on disposal of Assets of
            Subsidiary (CyberLink)                  $   (19,866)

Net Loss                                            $  (216,840)
                                                    -----------


Retained deficit at beginning of year                (1,947,539)     (2,164,379)

Retained deficit at the end of year                 $(2,164,379)    $(2,435,049)
                                                    ===========     ===========

Loss per Common Share                               $    (0.007)    $    (0.012)
                                                    ===========     ===========



See Notes to Consolidated Financial Statements.

DEMARCO ENERGY SYSTEMS, INC.
COMPARATIVE STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED JUNE 30, 1999 AND JUNE 30, 2000



                                                      FOR THE YEAR    FOR THE YEAR
                                                         ENDED          ENDED
                                                     JUNE 30, 1999   JUNE 30, 2000
                                                     -------------   -------------
Cash Flows from Operating Activities:
      Net Loss                                          ($216,840)    $(270,670)

Adjustments to reconcile net loss to net cash
provided (used) by operating activities:
      Depreciation and Amortization                     $  37,084     $  32,701

Changes in operating assets and liabilities:
      Prepaid Expenses                                  $  10,157
      Due From Shareholders                               115,843
      Accounts Receivable                                 (45,000)    $  45,000
      Inventories                                           5,545
      Other Assets                                         (1,000)       (3,240)
      Accounts Payable                                     (3,350)       (8,452)
      Other Current Liabilities                             3,634        (2,615)

Net Cash Used by Operating Activities                   $  85,829     $  30,693

Cash flows used in investing Activities
      Patent Pending                                    -9,912.00
      Manuals Development                                               (10,000)
      Equipment Additions                                 -778.00        (2,092)
      Fixed Asset Retirements                           32,843.00
Fixed Asset Depreciation Retirements                   -12,977.00

      Net Cash Used by Investing Activities             $   9,176     ($ 12,092)

Net cash provided (used) by financing activities
      (Repayments) of Line of Credit                    ($ 43,141)
      (Repayments) of Promissory Note                                   (23,065)
      Current Portion of Long Term Debt                     3,665         3,102
      (Repayments) Proceeds of Long Term Notes            (25,873)      (29,954)
      (Repayments) Proceeds of Notes to Shareholders                     72,031
      Proceeds From Convertible Debentures                            $ 197,000
      Proceeds From Common Stock Transactions             104,310        20,820
                                                        ---------     ---------
Net Cash provided by financing Activities               $  79,996       239,934


Net increase in Cash and Cash Equivalents               ($  4,755)    $  20,566

Cash and Cash Equivalents at Beginning of Year              7,402         2,647
                                                        ---------     ---------

Cash and Cash Equivalents at End of Year                $   2,647     $  23,213
                                                        =========     =========




See Notes to Consolidated Financial Statements.

DEMARCO ENERGY SYSTEMS, INC.
COMPARATIVE STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE TWO YEARS ENDED JUNE 30, 2000



                                   Common       Paid-in       Retained     Subscriptions     Total
                                    Stock       Capital        Deficit      Receivable

BALANCE, JULY 1, 1998            $  31,621     $2,104,764    ($1,947,539)    ($204,880)    ($ 16,034)

Net Income                                                      (216,840)
Paid in Capital                                   119,128
Subscriptions Receivable                                                        (5,650)
Cancelled 9,746,745 shares of       (9,747)
  stock held by L. DeMarco
Issued 560,262 shares Common
  stock                                560

BALANCE JUNE 30, 1999            $  22,434     $2,223,892    ($2,164,379)    ($210,530)    ($128,583)

Net Income                                                      (270,670)
Paid in Capital                                    20,454
Issued 385,757 shares Common
  Stock                                386
BALANCE JUNE 30, 2000            $  22,820     $2,244,346    ($2,435,049)    ($210,530)    ($378,413)




See Notes to Consolidated Financial Statements.

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

DeMarco Energy Systems, Inc. (the Company) was organized under the laws of the State of Utah in 1983. The Company is primarily engaged in the process of investigating business opportunities that appear to have profit potential for the Company. Primary emphasis is being placed on the DeMarco Energy System water-air heating/cooling systems, energy audits and energy related equipment such as lighting and electrical fixture retro-fittings.

During 1989, the Company exchanged 10,396,790 shares of its stock for exclusive rights to a United States patent. The patent was granted for a unique water-source heat pump system that both heats and cools buildings and provides domestic hot water at an extremely low cost to install and operate. The heat pump is specifically designed to utilize municipal water systems as a heat source/sink. Florida Heat Pump Manufacturing Co. manufactures the DeMarco Energy Miser System under a patent licensing agreement.

During the fiscal year ending June 30, 1999, the Company filed an application with the United States Patent Office for a patent covering a heat pump system using gray water sources, reclaimed water sources and other non-potable water sources. Costs of approximately $20,000 related to the patent application have been capitalized. The eventual approval or denial of this patent application is indeterminable at this time.

DeMarco Energy Systems, Inc. currently has installations in Oregon, Pennsylvania, Washington, Montana, South Dakota, Mississippi, and California.

BASIS OF FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements include the accounts of the Company and its subsidiary. Intercompany transactions and accounts have been eliminated.

Furniture and Equipment

Furniture and equipment and other long-term assets are recorded at historical cost less depreciation and amortization. Depreciation and amortization are accounted for on the straight-line method based on estimated useful lives. Betterments and large renewals that extend the life of assets are capitalized whereas maintenance and repairs and small renewals are expensed as incurred.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Holdings of highly liquid investments with maturities of three months or less when purchased are considered to be cash equivalents. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

                              SALES (ROYALTY FEES)

ROYALTY FEES ARE RECOGNIZED IN THE FINANCIAL STATEMENTS WHEN THE CUSTOMER IS BILLED. FOR THE TWO YEARS ENDED JUNE 30, 2000, NET SALES AND ROYALTY FEES WERE COMPRISED OF THE FOLLOWING:

YEAR ENDED 6/30/1999

NET SALES         $12,068  SALE OF FINAL INVENTORY FROM SUBSIDIARY CYBERLINK

ROYALTY FEES      $ 2,693  THROUGH AGREEMENT WITH FLORIDA HEAT PUMP
                                    Manufacturing, Inc.

OTHER INCOME      $10,000  THE COMPANY PAID $50,000 EARNEST MONEY TO AN
                                    acquisition target for exclusive rights to negotiate the acquisition. The contract provided for full refund of the earnest money, secured by the accounts receivable of the target company, if the acquisition could not be completed. The acquisition was never completed, and the Company exercised its right to a refund of the earnest money. Ultimately, the Company collected $60,000 as refund of the earnest money plus $10,000 as reimbursement of expenses.

YEAR ENDED 6/30/2000

ROYALTY FEES      $21,906  THROUGH AGREEMENT WITH FLORIDA HEAT PUMP
                                    MANUFACTURING, INC.

                            ROYALTY FEE ARRANGEMENTS

The Company has contracted with Florida Heat Pump Manufacturing, Inc. of Fort Lauderdale, Florida for the manufacture and distribution of a water source heat pump. The Company receives a 20% royalty fee, calculated from the base production price for manufacture of each unit. The base production price may vary.

The Company has no obligation under the agreement with Florida Heat Pump Manufacturing, Inc. to provide warranty or servicing services either financially or otherwise for the equipment sold.

NOTE B - LONG TERM DEBT

Long-term debt consists of $52,540 in notes to financing companies collateralized by computer systems that have a net book value of $19525.13. The amount due within one year is $29,954.

The maturities of long-term debt for each of the succeeding five fiscal years subsequent to June 30, 2000, are as follows:

Year ending June 30, 2001                29,954
Year ending June 30, 2002                22,586
                                        -------
                    Total               $52,540
                                        =======

The Company has financing arrangements with several finance companies as well as a line of credit at Norwest Bank. The following table discloses the interest rates and amounts of interest expensed in each of the two years presented with this report:


                        ANNUAL      INTEREST EXPENSE      PRINCIPAL   INTEREST EXPENSE     PRINCIPAL
FINANCE SOURCE         INTEREST        YEAR ENDED          BALANCE       YEAR ENDED         BALANCE
                         RATE           6/30/99           06/30/1999      6/30/00          06/30/2000
Americorp              15.80%           $ 3,403           $ 20,914        $2,775             $13,993
Copelco Capital        12.25%             2,739             19,194         1,996              12,716
General Electric       13.72%             3,030             18,918         2,195              12,373
Greentree              17.14%             3,923             20,367         2,918              13,458

Totals                                  $13,095           $ 79,393        $9,884             $52,540


NOTE C - COMMITMENTS AND CONTINGENCIES

The company has entered into an office facility lease calling for the following future rents:

                  Year ending June 30, 2001          13,061
                  Year ending June 30, 2002           6,683
                                                    -------
                                            Total   $19,744
                                                    =======

The company has had, and renewed, a short-term promissory note payable. At June 30, 2000, the balance was $34,833. That amount has been paid off in full after fiscal year end and prior to the report date. Shares in the company owned by the company's president, Mr. Victor DeMarco, secured the note. The interest rate, interest expense, and ending balances of this note are reported in the following table:


PROMISSORY NOTE         ANNUAL      INTEREST EXPENSE      PRINCIPAL   INTEREST EXPENSE     PRINCIPAL
FINANCE SOURCE         INTEREST        YEAR ENDED          BALANCE       YEAR ENDED         BALANCE
                         RATE           6/30/99           06/30/1999      6/30/00          06/30/2000
Norwest Bank             9.75%           $7,107             $57,898        $3,724            $34,833


The president has also guaranteed payments called for under the long-term debt above and the office facility lease payments.

NOTE D - EARNINGS (LOSS) PER COMMON SHARE

Earnings (Loss) per common share are computed by dividing net losses by the average number of common share outstanding during the year. The average number of common shares outstanding during the year ended June 30, 2000 was approximately 22,645,000 shares.

NOTE E - INCOME TAXES

As of June 30, 2000, DeMarco Energy Systems, Inc. had an operating loss carry forwards of approximately $2,203,778 that expire between 2005 and 2014 and are available to offset future taxable income to the extent permitted under the Internal Revenue Code.


NOTE F - RELATED PARTY TRANSACTIONS

Mr. Victor DeMarco, president of the company has advanced sums of $99,651 as of June 30, 2000. Additional advancements totaling $7,800 at June 30, 2000 were received from Peter Des Camp, Vice President of Corporate Development for the Company. The loans are non-interest bearing and a repayment period has not been specified. These notes are included in Notes Payable to Shareholders (current) in the financial statements.

An additional loan from a shareholder is recorded as having a balance of $20,000 and is included in Long Term Liabilities. This note is non-interest bearing and a repayment period has not been specified.

During the year ending June 30, 1999, Mr. Louis DeMarco, chairman of the board, passed away. His estate forgave $66,356 owed by the company and is reported as an extraordinary item. Additionally, 9,746,745 of his shares were cancelled.

NOTE G - CONVERTIBLE DEBT ISSUANCE

The company issued $194,000 in convertible debentures bearing a stated interest rate of 8% per year, payable quarterly, and convertible into 856,572 shares of the Company's common stock. The conversion rates range from $0.10 to $0.45 per share of common stock.

DEMARCO ENERGY SYSTEMS, INC.
COMPARATIVE BALANCE SHEETS
AS OF SEPTEMBER 30, 2000 AND JUNE 30, 2000




                                                           AS OF            AS OF
                                                   SEPTEMBER 30, 2000   JUNE 30, 2000
                                                   ------------------   -------------
ASSETS
     Cash and Cash Equivalents                         $   188,508       $    23,213
     Cash Held in Escrow                                   250,000                --
     Accounts Receivable                                       240             3,241
                                                       -----------       -----------
        Total Current Assets                           $   438,748       $    26,454
                                                       -----------       -----------

Capital Assets:
     Fixtures, Equipment and Other                         151,137           151,137
     Accumulated Depreciation                             (128,586)         (124,331)
                                                       -----------       -----------
        Total Fixed Assets                             $    22,551       $    26,806
                                                       -----------       -----------

Other Assets:
     Patent Pending Costs                              $     9,912       $     9,912
     Manuals Development                                    10,000            10,000
     Accumulated Amortization
     Deposits                                               (1,330)           (1,330)
                                                             1,000             1,000
                                                       -----------       -----------
                                                       $    19,582       $    19,582
                                                       -----------       -----------
TOTAL ASSETS                                           $   480,881       $    72,842
                                                       ===========       ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Current Liabilities:
     Accounts payable                                  $   184,773       $    37,656
     Promissory Note (Norwest Bank LOC)                          0            34,833
     Current Portion of Long-term Debt                           0            29,954
     Convertible Debentures                                780,680           197,000
     Other Current Liabilities                                   0             1,775
     Note Payable to Shareholders                                0           107,451
                                                       -----------       -----------
        Total Current Liabilities                      $   965,453       $   408,669
                                                       -----------       -----------

     Long-Term Notes Payable                                15,552            22,586
     Long-Term Notes Payable to Shareholders                     0            20,000
                                                       -----------       -----------
        TOTAL LIABILITIES                              $   981,006       $   451,255
                                                       -----------       -----------

SHAREHOLDERS' EQUITY
     Common Stock, $0.001 par value,
        100,000,000 shares authorized and
        24,622,747 shares issued at 9/30/00            $    24,623       $    43,274
        and 22,839,414 shares issued at 6/30/2000
     Additional paid-in capital                          2,242,544         2,223,892
     Retained deficit                                   (2,556,761)       (2,435,049)
     Subscriptions Receivable                             (210,530)         (210,530)
                                                       -----------       -----------
        TOTAL SHAREHOLDERS' EQUITY                        (500,124)         (378,413)
                                                       -----------       -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY             $   480,881       $    72,842
                                                       ===========       ===========



See Notes to Consolidated Financial Statements.

DEMARCO ENERGY SYSTEMS, INC.
COMPARATIVE STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED SEPTEMBER, 2000 AND SEPTEMBER 30, 1999



                                               THREE MONTHS           THREE MONTHS
                                                  ENDED                   ENDED
                                            SEPTEMBER 30, 2000      SEPTEMBER 30, 1999
                                            ------------------      ------------------
Revenues
       Royalty Fees                            $         0           $         0
       Other Income                                      0                 3,400
                                               -----------           -----------
          Total Revenues                       $         0           $     3,400
                                               -----------           -----------

Costs and expenses
       Selling and Administrative                  112,983                49,925
       Depreciation and Amortization                 4,255                     0
       Interest                                      4,474                 5,325
                                               -----------           -----------
Total Costs and Expenses                           121,712                55,250
                                               -----------           -----------


Net Loss                                       $  (121,712)          $   (51,850)

Retained deficit at beginning of year           (2,435,049)           (2,164,379)

Retained deficit at the end of year            $(2,556,761)          $(2,216,229)
                                               ===========           ===========


Loss per Common Share                          $    (0.005)          $    (0.002)
                                               ===========           ===========




See Notes to Consolidated Financial Statements.

DEMARCO ENERGY SYSTEMS, INC.
COMPARATIVE STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 30, 1999



                                                       FOR THE THREE MONTHS   FOR THE THREE MONTHS
                                                               ENDED                 ENDED
                                                        SEPTEMBER 30, 2000     SEPTEMBER 30, 1999
                                                       --------------------    ------------------
Cash Flows from Operating Activities:
     Net Loss                                                ($121,712)          ($51,850)

Adjustments to reconcile net loss to net cash
provided (used) by operating activities:
     Depreciation and Amortization                           $   4,255           $      0

Changes in operating assets and liabilities:
     Cash Held in Escrow                                     $(250,000)          $     --
     Prepaid Expenses                                                0            (10,000)
     Accounts Receivable                                         3,001             45,000
     Other Assets                                                    0               (850)
     Accounts Payable                                          147,117             (5,845)
     Other Current Liabilities                                  (1,775)                 0

Net Cash Used by Operating Activities                        $(101,657)          $ 28,305

Cash flows used in investing Activities
     Equipment Additions
                                                                    --             (2,092)

     Net Cash Used by Investing Activities                   $       0           ($ 2,092)

Net cash provided (used) by financing activities
     (Repayments) of Line of Credit                          ($ 34,833)          ($10,000)
     (Repayments) of Promissory Note                            (7,034)           (17,000)
     Current Portion of Long Term Debt                         (29,954)                 0
     (Repayments) Proceeds of Long Term Notes                                      (6,077)
     (Repayments) Proceeds of Notes to Shareholders           (127,450)            11,000
     Proceeds From Convertible Debentures                      583,680                  0
     Proceeds From Common Stock Transactions                                       54,376
                                                             ---------           --------
Net Cash provided by financing Activities                    $ 384,409           $ 32,299


Net increase in Cash and Cash Equivalents                      165,295           $  6,662


Cash and Cash Equivalents at Beginning of Year                  23,213              2,647
                                                             ---------           --------

Cash and Cash Equivalents at End of Year                     $ 188,508           $  9,309
                                                             =========           ========




See Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 2000
                                   (Unaudited)

1.       GENERAL

The accompanying unaudited consolidated financial statements have been prepared in conformity with the accounting principles stated in the audited financial statements for the year ended June 30, 2000 and reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the financial position as of September 30, 2000 and the results of operations for the periods presented. These statements have not been audited or reviewed by the Company's independent certified public accountants. The operating results for the interim periods are not necessarily indicative of results for the full fiscal year.

The notes to consolidated financial statements appearing in the Company's Annual Report for the years ended June 30, 2000 and 1999 should be read in conjunction with this Quarterly Report on Form 10-QSB.

On September 26, 2000, we entered into an agreement with AJW Partners, LLC. and New Millennium Capital Partners II, LLC. (the "Debenture Holders") for the private placement of $1,500,000 of the DeMarco Energy's Secured Convertible Debentures. These debentures are convertible into shares of the Common Stock of the DeMarco Energy based on the formulas listed below. The funding of the debentures will occur in two phases. The first $500,000 (less legal expenses of $25,000 and consulting fees of $20,000) was received by us on September 27, 2000. The remaining $1,000,000 will be funded within 30 days following the effective registration with the Securities and Exchange Commission of the underlying shares of our common stock

The primary terms of the September 2000 Convertible Debentures are as follows:

-    Entire principal amount will mature on September 26, 2001.

- Debentures bear 10% interest per annum with interest payments due quarterly. Interest to be paid in cash or shares of Common Stock at the option of the Debenture Holders.

- The Debenture Holders have the option to convert any unpaid principal and accrued interest into shares of the Company's Common Stock at any time after the original issue date (subject to certain limitations).

- The conversion price per share in effect on any conversion date shall be the lesser of (1) $0.34 per share and (2) 60% of the average of the lowest three inter-day trading prices during the ten trading days immediately preceding the applicable conversion date.

- The debentures bear a mandatory prepayment penalty of 130% of the principal and all accrued interest being prepaid.

- The debentures are secured by all unpledged assets of DeMarco Energy, including our current and pending patents. DeMarco Energy will file a SB-2 Registration Statement with the Securities and Exchange registering 200% of the Common Stock underlying the debentures.

DEMARCO ENERGY SYSTEMS, INC.
COMPARATIVE BALANCE SHEETS
AS OF DECEMBER 31, 2000 AND JUNE 30, 2000



                                                             AS OF                  AS OF
                                                      DECEMBER 31, 2000        JUNE 30, 2000
                                                      -----------------        -------------
ASSETS
    Cash and Cash Equivalents                             $     6,494           $    23,213
    Cash Held in Escrow                                       250,000                    --
    Accounts Receivable                                           240                 3,241
                                                          -----------           -----------
       Total Current Assets                               $   256,734           $    26,454
                                                          -----------           -----------

Capital Assets:
    Fixtures, Equipment and Other                             154,601               151,137
    Accumulated Depreciation                                 (132,841)             (124,331)
                                                          -----------           -----------
       Total Fixed Assets                                 $    21,760           $    26,806
                                                          -----------           -----------

Other Assets:
    Patent Pending Costs                                  $     9,912           $     9,912
    Manuals Development                                        10,000                10,000
    Accumulated Amortization                                   (1,330)               (1,330)
    Deposits                                                    1,000                 1,000
                                                          -----------           -----------
                                                          $    19,582           $    19,582
                                                          -----------           -----------
TOTAL ASSETS                                              $   298,075           $    72,842
                                                          ===========           ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Current Liabilities:
    Accounts payable                                      $   185,382           $    37,656
    Promissory Note (Norwest Bank LOC)                              0                34,833
    Current Portion of Long-term Debt                               0                29,954
    Convertible Debentures                                    780,680               197,000
    Other Current Liabilities                                       0                 1,775
    Note Payable to Shareholders                                    0               107,451
                                                          -----------           -----------
       Total Current Liabilities                          $   966,062           $   408,669
                                                          -----------           -----------
    Long-Term Notes Payable                                     8,256                22,586
    Long-Term Notes Payable to Shareholders                         0                20,000
                                                          -----------           -----------
       TOTAL LIABILITIES                                  $   974,318           $   451,255
                                                          -----------           -----------

SHAREHOLDERS' EQUITY
    Common Stock, $0.001 par value,
       100,000,000 shares authorized and
       24,622,747 shares issued at 12/31/00               $    24,623           $    43,274
       And 22,839,414 shares issued at 6/30/2000
    Additional paid-in capital                              2,242,544             2,223,892
    Retained deficit                                       (2,732,879)           (2,435,049)
    Subscriptions Receivable                                 (210,530)             (210,530)
                                                          -----------           -----------
       TOTAL SHAREHOLDERS' EQUITY                            (676,242)             (378,413)
                                                          -----------           -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                $   298,076           $    72,842
                                                          ===========           ===========




See Notes to Consolidated Financial Statements.

DEMARCO ENERGY SYSTEMS, INC.
COMPARATIVE STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2000 AND DECEMBER 31, 1999



                                                 THREE MONTHS        THREE MONTHS
                                                    ENDED                 ENDED
                                              DECEMBER 31, 2000     DECEMBER 31, 1999
                                              -----------------     -----------------
Revenues
       Royalty Fees                              $         0           $         0
       Other Income                                      869                    --
                                                 -----------           -----------
          Total Revenues                         $       869           $         0
                                                 -----------           -----------
Costs and expenses
       Selling and Administrative                    170,105                44,629
       Depreciation and Amortization                   4,255                    --
       Interest                                        2,627                 4,757
                                                 -----------           -----------
Total Costs and Expenses                             176,987                49,386
                                                 -----------           -----------

Net Loss                                            (176,118)              (49,386)

Retained deficit at beginning of period           (2,556,761)           (2,216,229)

Retained deficit at the end of period            $(2,732,879)          $(2,265,615)
                                                 ===========           ===========


Loss per Common Share                            $    (0.007)          $    (0.002)
                                                 ===========           ===========




See Notes to Consolidated Financial Statements.

DEMARCO ENERGY SYSTEMS, INC.
COMPARATIVE STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2000 AND DECEMBER 31, 1999



                                                 SIX MONTHS            SIX MONTHS
                                                    ENDED                 ENDED
                                              DECEMBER 31, 2000     DECEMBER 31, 1999
                                              -----------------     -----------------
Revenues
       Royalty Fees                              $         0           $         0
       Interest Income                                   869                 3,400
                                                 -----------           -----------
          Total Revenues                         $       869           $     3,400
                                                 -----------           -----------
Costs and expenses
       Selling and Administrative                    283,088                94,554
       Depreciation and Amortization                   8,510                     0
       Interest                                        7,101                10,082
                                                 -----------           -----------
Total Costs and Expenses                             298,698               104,636
                                                 -----------           -----------

Net Loss                                         $  (297,830)          $  (101,236)

Retained deficit at beginning of period           (2,435,049)           (2,164,379)

Retained deficit at the end of period            $(2,732,879)          $(2,265,615)
                                                 ===========           ===========
Loss per Common Share                            $    (0.012)          $    (0.004)
                                                 ===========           ===========



See Notes to Consolidated Financial Statements.

DEMARCO ENERGY SYSTEMS, INC.
COMPARATIVE STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2000 AND DECEMBER 31, 1999



                                                                           FOR THE SIX MONTHS ENDED    FOR THE SIX MONTHS ENDED
                                                                               DECEMBER 31, 2000            DECEMBER 31, 1999
                                                                           ------------------------    ------------------------
Cash Flows from Operating Activities:
     Net Loss                                                                       $(297,830)               $(101,236)

Adjustments to reconcile net loss to net cash provided (used) by operating activities:
     Depreciation and Amortization                                                  $   8,510                $       0

Changes in operating assets and liabilities:
     Cash Held in Escrow                                                            $(250,000)               $      --
     Prepaid Expenses                                                                       0                        0
     Accounts Receivable                                                                3,001                   34,150
     Other Assets                                                                           0                        0
     Accounts Payable                                                                 147,725                  100,363
     Other Current Liabilities                                                         (1,775)                  (4,388)

Net Cash Used by Operating Activities                                               $(101,049)               $ 130,125

Cash flows used in investing Activities
     Equipment Additions                                                               (3,464)                  (2,092)

     Net Cash Used by Investing Activities                                          $  (3,464)               $  (2,092)

Net cash provided (used) by financing activities
     (Repayments) of Line of Credit                                                 $ (34,833)               $ (57,898)
     (Repayments) of Promissory Note                                                  (14,329)                 (12,380)
     Current Portion of Long Term Debt                                                (29,954)                 (26,852)
     (Repayments) Proceeds of Long Term Notes                                                                        0
     (Repayments) Proceeds of Notes to Shareholders                                  (127,450)                   9,850
     Proceeds From Convertible Debentures                                             583,680                        0
     Proceeds From Common Stock Transactions                                                                    59,040
                                                                                    ---------                ---------
Net Cash provided by financing Activities                                           $ 377,114                $( 28,240)

Net increase in Cash and Cash Equivalents                                           $ (16,719)               $  (1,443)

Cash and Cash Equivalents at Beginning of Year                                         23,213                    2,647
                                                                                    ---------                ---------

Cash and Cash Equivalents at End of Year                                            $   6,494                $   1,204
                                                                                    =========                =========




See Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2000
                                   (Unaudited)

1.       GENERAL

The accompanying unaudited consolidated financial statements have been prepared in conformity with the accounting principles stated in the audited financial statements for the year ended June 30, 2000 and reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the financial position as of December 31, 2000 and the results of operations for the periods presented. These statements have not been audited or reviewed by the Company's independent certified public accountants. The operating results for the interim periods are not necessarily indicative of results for the full fiscal year.

The notes to consolidated financial statements appearing in the Company's Annual Report for the years ended June 30, 2000 and 1999 should be read in conjunction with this Quarterly Report on Form 10-QSB.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS



Our articles of incorporation limit the personal monetary liability of our directors to the fullest extent permissible under the corporation laws of Utah. In general, Section 16-10a-841 of the Utah Revised Business Corporation Act (the URBCA"), permits the elimination of personal monetary liability in all cases except liability for: (a) the amount of a financial benefit received by a director to which he is not entitled; (b) an intentional infliction of harm on the corporation or the shareholders; (c) a violation of Section 16-10a-842 of the Utah Revised Business Corporation Act (relative to distribution of assets in violation of the URBCA or our articles of incorporation); or (d) an intentional violation of criminal law.

Except as set forth in the articles of incorporation and under the provisions of the URBCA, no statute, charter provision, bylaw, contract or other arrangement which indemnifies any controlling person, officer or director of our Company, affects or limits their liability.


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


All costs, expenses and fees in connection with the registration of the shares of Common Stock offered hereby shall be borne by us. Commissions and discounts, if any, attributable to the sales of shares of Common Stock hereunder will be borne by the Selling Stockholders. The Selling Stockholders may agree to indemnify any broker-dealer or agent that participates in a transaction involving sales of shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the Selling Stockholders against certain liabilities in connection with the offering of the shares of Common Stock hereunder, including liabilities arising under the Securities Act.

We anticipate incurring the following expenses in connection with the registration of these shares of Common Stock:



         1. Legal expenses          $50,000
         2. Consulting fees          20,000
         3. Registrations fees        1,400
                                    -------
         Total                      $71,400


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES


On September 13,1999, we completed a private placement (the "Placement") of 696,852 shares of our Common Stock to 33 individual and institutional investors. The aggregate sales proceeds of the Placement were $174,300. We believe that the issuance of shares of Common Stock in the Placement was exempt from the registration requirements of the Securities Act under Rule 504 under the Securities Act. There was no underwriter involved and all persons acquiring the stock were accredited investors.

During the eight-month period from January through August 2000, we issued a series of convertible debentures bearing 8% interest. A total of $229,380 was raised from this issuance. The debentures mature in 24 months from the time of issue. Interest payments are calculated quarterly and totaled upon conversion and included in the stock distribution. The debentures carry various conversion privileges ranging from $0.10 to $0.45 a share. The debenture holders have the right to convert any or all of the principal into our Common Shares at any time after the first 12 months from issuance. If all debenture holders elect to convert, we will issue approximately 1,200,000 shares of our Common Stock to the holders and be relieved of the debt. We believe that the issuance of shares of

Common Stock in the Placement was exempt from the registration requirements of the Securities Act under Rule 504 under the Securities Act. There was no underwriter involved and all persons acquiring the debentures were accredited investors. The following table lists the amount of debentures issued and the date of issuance:




                    DEBENTURE AMOUNT              ISSUE DATE
                    ----------------              ----------
                         $  2,500              January 20, 2000
                           10,000              January 20, 2000
                            3,000              January 20, 2000
                            1,000              January 20, 2000
                            3,000              January 20, 2000
                              200              January 22, 2000
                            2,000              January 26, 2000
                            2,500              January 26, 2000
                            1,000              January 26, 2000
                            2,000              January 26, 2000
                            3,000              January 26, 2000
                            2,500              January 26, 2000
                            1,000              January 26, 2000
                              500              January 26, 2000
                            2,500              January 26, 2000
                              500              January 26, 2000
                            1,000              January 26, 2000
                              500              January 26, 2000
                            2,000              January 26, 2000
                            1,000              January 26, 2000
                              500              January 26, 2000
                            1,000              January 26, 2000
                            7,000              January 30, 2000
                            1,000             February 15, 2000
                            1,000             February 16, 2000
                            4,000             February 17, 2000
                            1,000             February 29, 2000
                            1,000                April 11, 2000
                           22,500                April 13, 2000
                            3,000                April 19, 2000
                            3,000                  May 11, 2000
                            5,000                  May 12, 2000
                            3,000                  May 25, 2000
                            5,000                  May 26, 2000
                            6,000                  June 5, 2000
                           35,000                  June 9, 2000
                            2,500                  June 9, 2000
                            2,500                 June 13, 2000
                           57,500               August 25, 2000
                           26,180               August 28, 2000
                         --------
                         $229,380

On September 26, 2000, we entered into an agreement with AJW Partners, LLC. and New Millennium Capital Partners II, LLC. for the private placement of $1,500,000 of our Secured Convertible Debentures. These debentures are convertible into shares of our Common Stock. The funding of the debentures will occur in two phases with the first $500,000 (less legal and consulting fees of $45,000) being received by us on September 27, 2000. The remaining $1,000,000 will be funded within 30 days following the effective registration with the Securities and Exchange Commission of the underlying securities of DeMarco Energy. If all debenture holders elect to convert, we will issue approximately 10,869,564 shares of our Common Stock to the holders and will be relieved of the debt. Since the debentures were sold in a private transaction, solely to accredited institutional investors, we believe that the issuance of the debentures was exempt from registration requirements of the Securities Act under Regulation D and Section 4(2) of the Securities Act.

Mr. Victor DeMarco, the Company's controlling shareholder and Chief Executive Officer and director had personally loaned us approximately $99,000 through the period ended June 30, 2000. On September 29, 2000, Mr. DeMarco converted this entire debt into 1,650,000 shares of our Common Stock at a conversion price of $0.06 per share. Because Mr. DeMarco is an officer and director of DeMarco Energy, we believe the issuance of shares to Mr. DeMarco was exempt from the registration requirements of the Securities Act under Regulation D and Section 4(2) of the Securities Act.

Mr. Peter Des Camps, formerly our Senior Vice President of Corporate Development also serves as President and Chief Executive Officer for Lead Capital Ventures ("LCV"), a private investment company formed in 1999. LCV paid a debt of DeMarco Energy in the amount of $20,000 and acquired the Common Stock conversion rights associated with that debt. The conversion rights were at $0.156 per share which resulted in 133,333 shares of Common Stock being issued to LCV. This transaction occurred on September 29, 2000. Because LCV is an accredited institutional investor and Mr. Descamps was an officer of DeMarco Energy, we believe this transaction was exempt from registration requirements of the Securities Act under Regulation D and Section 4(2) of the Securities Act.



ITEM 27.  EXHIBITS


Exhibit Number                     Name of Exhibit


3.01 DeMarco Energy Systems of America, Inc. Articles of Incorporation (Filed electronically herewith)

3.02 DeMarco Energy Systems of America, Inc. By-Laws (Filed electronically herewith)


4.01 Secured Convertible Debenture Purchase Agreement (Incorporated by reference from Form 8-K filed electronically on October 11,
                  2000)

4.02 DeMarco Energy Systems of America, Inc. 10% Secured Convertible Debenture (Incorporated by reference from Form 8-K filed electronically on October 11, 2000)

4.03 Security Agreement (Incorporated by reference from Form 8-K filed electronically on October 11, 2000)

4.04 Intellectual Property Security Agreement (Incorporated by reference from Form 8-K filed electronically on October 11,
                  2000)

4.05 Registration Rights Agreement (Incorporated by reference from Form 8-K filed electronically on October 11, 2000)

4.06 Escrow Agreement (Incorporated by reference from Form 8-K filed electronically on October 11, 2000)


5.01 Opinion of Locke Liddell & Sapp LLP with respect to the legality of the securities being offered hereby (Filed electronically herewith)

10.01 PG&E Energy Services Master Agreement (Filed electronically herewith)

10.02 Lighting Management Consultants Strategic Partnership Agreement (Filed electronically herewith)

10.03 SLi Strategic Partnership Agreement (Filed electronically herewith)

10.04 Florida Heat Pump OEM Agreement (Filed electronically herewith)

13.01 Annual Report Form 10KSB for June 30, 2000 (Incorporated by reference from Form 10KSB filed electronically in February,
                  2001)


23.01 Consent of Locke Liddell & Sapp LLP (included as part of its opinion)

23.02 Consent of Nathan M. Robnett, CPA (Filed electronically herewith)


ITEM 28.  UNDERTAKINGS


The Company will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" Table in the effective registration statement.

                  (iii) Include any additional or changed material information on the Plan of Distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


(4) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that the offering of the securities at that time as the initial bona fide offering of those securities.



The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the provisions of its Articles of Incorporation, its By-Laws, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by Registrant for expenses incurred or paid by an officer, director or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 1 to SB-2 to be signed on its behalf by the undersigned, in the City of Austin, State of Texas, on the 12th day of February, 2001.



                             DEMARCO ENERGY SYSTEMS OF AMERICA, INC,

                             By: /s/ Victor M. DeMarco
                                 ---------------------
                                     Victor M. DeMarco, President/Chief
                                     Operating Officer, Chief Accounting Officer


In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.




SIGNATURE                             TITLE                         DATE
---------                             -----                         ----
/s/ Victor M. DeMarco     President, Chief Operating Officer  February 12, 2001
---------------------        Chief Accounting Officer
    Victor M. DeMarco

TABLE OF EXHIBITS




Exhibit Number                     Name of Exhibit
3.01              DeMarco Energy Systems of America, Inc. Articles of
                  Incorporation (Filed electronically herewith)

3.02 DeMarco Energy Systems of America, Inc. By-Laws (Filed electronically herewith)

4.01              Secured Convertible Debenture Purchase Agreement (Incorporated
                  by reference from Form 8-K filed electronically on October 11,
                  2000)

4.02              DeMarco Energy Systems of America, Inc. 10% Secured
                  Convertible Debenture (Incorporated by reference from Form 8-K filed electronically on October 11, 2000)

4.03 Security Agreement (Incorporated by reference from Form 8-K filed electronically on October 11, 2000)

4.04              Intellectual Property Security Agreement (Incorporated by
                  reference from Form 8-K filed electronically on October 11,
                  2000)

4.05              Registration Rights Agreement (Incorporated by reference from
                  Form 8-K filed electronically on October 11, 2000)

4.06 Escrow Agreement (Incorporated by reference from Form 8-K filed electronically on October 11, 2000)

5.01 Opinion of Locke Liddell & Sapp LLP with respect to the legality of the securities being offered hereby (Filed electronically herewith)

10.01 PG&E Energy Services Master Agreement (Filed electronically herewith)

10.02             Lighting Management Consultants Strategic Partnership
                  Agreement (Filed electronically herewith)

10.03 SLi Strategic Partnership Agreement (Filed electronically herewith)

10.04 Florida Heat Pump OEM Agreement (Filed electronically herewith)

13.01             Annual Report Form 10KSB for June 30, 2000 (Incorporated by
                  reference from Form 10KSB filed electronically in February,
                  2001)

23.01 Consent of Locke Liddell & Sapp LLP (included as part of its opinion)

23.02 Consent of Nathan M. Robnett, CPA (Filed electronically herewith)